Exhibit 10.4

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

MASTER FACILITY AGREEMENT

THIS MASTER FACILITY AGREEMENT (hereinafter referred to as “this Agreement”) is made the day and year stated in Section 1 of Schedule 1 BETWEEN:-

(1)	The person(s) named and described in Section 2 of Schedule 1 (“Customer”) of the one part; and

(2)	MALAYSIA DEBT VENTURES BERHAD (Registration No. 200201010450 (578113-A)), a company incorporated in Malaysia and having its registered address at Level 5, Menara Bank Pembangunan, 1016, Jalan Sultan Ismail, 50250 Kuala Lumpur (“MDV’) of the other part.

(The Customer and MDV are hereinafter collectively referred to as “Parties” and individually referred to as “Party”, as the context may require).

ARTICLE 1
RECITALS

SECTION 1.01 THE FACILITY

At the request of the Customer, MDV has agreed to grant and make available and/or continue to grant and make available the Facility (as hereinafter defined) to the Customer upon the terms and subject to the conditions contained in the Letter(s) of Offer (as hereinafter defined) and hereinafter appearing in this Agreement.

SECTION 1.02 COMMODITY MURABAHAH FINANCING

Subject to Section 1.01 above, MDV shall make available the Facility to the Customer in accordance with the Commodity Murabahah transaction as set out in Section 4.02 of this Agreement and upon the terms and conditions contained herein.

SECTION 1.03 GUARANTEE FACILITY

In accordance with the financing procedure under Shariah-compliant of Guarantee Facility, MDV will procure the issuance of Shariah-compliant Guarantee Facility by a licensed financial institution (“MDV partner bank(s)”) for the benefit of the Customer upon the terms and conditions contained herein.

SECTION 1.04 PURPOSE OF THE FACILITY

The Facility shall be used for the purpose as particularly described in Section 5.01 herein subject to the terms and conditions herein contained.

SECTION 1.05 THIS AGREEMENT

The Parties hereby agree to enter into this Agreement to set out the terms and conditions for the Facility subject to the terms and conditions of this Agreement and the Transaction Documents.

ARTICLE 2
INTERPRETATION

SECTION 2.01 INTERPRETATION

(1)	Definitions

In this Agreement unless the context otherwise requires or permits:-

(a)	the following words and expressions shall have the following meanings:

“Appointment of Agency” in relation to the Commodity Murabahah transaction, means the appointment of MDV by the Customer as its agent as set out in Section 4.02(3) herein.

“Asset Sale Price” means the sale price payable by the Customer to MDV as set out in the Letter(s) of Offer for the purchase of the Commodity by the Customer from MDV pursuant to the Commodity Transaction Documents comprising the Commodity Cost and the added mark-up calculated at Ceiling Profit Rate.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

“Availability Period” means the availability period as in the Letter(s) of Offer or such other period as MDV may agree in writing from time to time.

“Bank Guarantee (BG)” means the Shariah-compliant bank guarantee (BG) forming part of the Guarantee Facility granted or made available or agreed to be granted or made available by MDV partner bank(s) for the benefit of the Customer of up to the principal amounts stated in the Letter(s) of Offer.

“Business Day” means a day other than a Saturday, Sunday or public holiday and on which MDV is open for business and on which transactions of the nature required by or pursuant to this Agreement or the Letter(s) of Offer (or any of them) may be carried out.

“Ceiling Profit Rate” means the ceiling profit rate as stated in the Letter(s) of Offer for the purpose of calculation of the Asset Sale Price pursuant to the Commodity Murabahah transaction under the Facility.

“commodity” means any Shariah-compliant commodity(ies) which shall be agreed by MDV and the Customer excluding gold, silver, currencies, debt and asset to be constructed or under construction as more particularly described in the Murabahah Sale Contract;

“Commodity Cost” means the aggregate amount which is not exceeding the Facility payable by MDV for the purchase of the Commodity from a commodity trader subject to the terms herein contained which shall be equivalent to the Requested Amount.

“Commodity Murabahah” means sale and purchase transaction for the financing of the Commodity based on deferred payment basis by way of Murabahah in accordance with the terms and conditions contained in the Commodity Transaction Documents.

“Commodity Transaction Documents” means the following commodity transaction documents:

(a)	Purchase Request and Undertaking (as embedded in Section 4.02(2) herein):

(b)	Appointment of Agency as embedded in Section 4.02(3) herein); and

(c)	Murabahah Sale Contract in the form as set out in Annexure I of the Schedule 2 herein.

“Companies Act” means the Companies Act. 2016 of Malaysia, including any statutory amendment or re-enactment thereof.

“Companies Regulations” means the Companies Regulations, 2017 of Malaysia, inciuding any statutory amendment or re-enactment thereof.

“Contract” means any contract or contracts entered or to be entered by the Customer in relation to the Project with the Employer/Sponsor/Project Awarder in accordance with the terms therein.

“Contract Proceeds” means all present and future rights, title and interest of the Customer in or under the Project Documents, including without limitation, all sums of money (including retention sum) which may now or hereafter become due and payable by the Employer/Sponsor/Project Awarder to the Customer under or in connection with the Project Documents, and such other sums of money as may from time to time hereafter be due and payable to the Customer by the Employer/Sponsor/Project Awarder whether on account of any daims for damages, awards or judgments made or given under or in connection with the Project Documents or otherwise howsoever.

“Customer” means the person(s) named and described in Section 2 of Schedule 1 and includes its successors and persons deriving title thereunder.

“Effective Profit Rate” means the effective profit rate as stated in the Letter(s) of Offer for the calculation of instalment(s) due and payable by the Customer to MDV pursuant to the Commodity Murabahah transaction under the Facility.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

“Employer/Sponsor/Project Awarder” means government department or ministries, statutory bodies or such other companies and/or organisations acceptable to MDV who has granted/awarded or will grant the Contract to the Customer upon the terms therein and includes persons deriving title thereunder, its successors in title, permitted transferees and assigns.

“Event of Default” means any one of the events or states of affairs specified in Section 14.01 or any event or circumstance which, with the giving of any notice and/or lapse of time and/or the making of a determination, could or would become one of the events or states of affairs specified in Section 14.01.

“Facility” collectively means (as applicable):

(a)	the financing facilities in accordance with the Shariah concept of Commodity Murabahah including the Revolving Project Facility; and/or

(b)	the Guarantee Facility,

in the maximum aggregate amount as more particularly described in the Letter(s) of Offer and includes any additional facility and all other facilities from time to time and for the time being granted or made available and/or continue to be granted or made available by MDV to the Customer in accordance with the terms and conditions set out in the Letter(s) of Offer and this Agreement and shall include any part thereof.

“Guarantee Facility” means Letter of Credit (LC) and/or Bank Guarantee (BG) to be issued by MDV partner bank(s) up to the amounts stated in the Letter(s) of Offer forming part of the Facility for the benefit of the Customer in such form and substance as may be prescribed by MDV partner bank(s) and MDV at its absolute discretion.

“Islamic Cost of Funds” means at any time and in relation to a period, the cost to MDV of obtaining funds at that time for the matching tenure from whatever sources MDV may select at its absolute discretion based on MDV’s Islamic cost of funds determined in accordance with MDV’s policies and practices and such determination once made shall be final and be binding on the Customer. The Islamic Cost of Funds shall form part of the calculation of the Ceiling Profit Rate.

“Letter of Credit (LC)” means the Shariah-compliant letter of credit (LC) forming part of the Guarantee Facility granted or made available and/or granted or made available by MDV partner bank for the benefit of the Customer of up to the principal amounts stated in the Letter(s) of Offer.

“Legal Process” means pleadings, all forms of originating processes, interlocutory applications of whatever nature, affidavits, orders and such documents other than the aforesaid which are required to be served under the Rules of Court, notices under the Companies Ad and the rules made thereunder.

“Letter(s) of Offer’’ means collectively the letter(s) of offer issued or to be issued by MDV to the Customer which is/are dated on the date(s) referred to in Section 3 of Schedule 1 and includes:

(i)	any amendments, modification and supplements thereto from time to time, and any subsequent or further letter(s) or other document(s) whatsoever which amends, modifies or supplements the letter(s) of offer stated above; and

(ii)	such further and/or additional and/or other letter(s) of offer as may hereafter from time to time be issued by MDV to the Customer in respect of or in connection with any new and/or further and/or additional and/or other facilities offered by MDV to the Customer and accepted by the Customer.

“MDV’’ means MALAYSIA DEBT VENTURES BERHAD (Registration No. 200201010450 (578113-AH, a company incorporated in Malaysia and having its registered address at Level 5, Menara Bank Pembangunan, 1016 Jalan Sultan Ismail, 50250 Kuala Lumpur; and where the context so permits, include its successors-in-title, assigns and such other entity in which it is merged or amalgamated or to which its business or undertaking is transferred.

“MDV’s Rules and Regulations” means the rules and regulations as may be prescribed or stipulated by MDV from time to time.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

“Month” means a Gregorian calendar month.

“Murabahah· means a sale contract with a disclosure of the assets cost price and margin to the buyer. Murabahah sale may be contracted on cash or deferred basis.

“Murabahah Sale Contract” means the Murabahah sale contract entered and/or to be entered into between MDV and the Customer in the form as set out in Annexure I of the Schedule 2 herein.

“Payment Term Dates” means in relation to each Revolving Project Facility, the dates on which payment is due from the Customer and unless otherwise specified or varied, the first of such payment to commence on a day and month as prescribed by MDV and thereafter at regular successive intervals of one (1) Month or intervals of such period(s) as shall be stipulated in the Letter (s) of Offer or as determined by MDV, until such Asset Sale Price shall have been fully paid.

“Permitted Encumbrances” means the encumbrances permitted under Section 12.02 (1).

“Prepayment Notice” means a notice of one (1) month (or such other period as MDV may from time to time stipulate) commencing from the date such notice is received by MDV and wherein the Customer gives MDV notice of its intention to prepay any of the Revolving Project Facility or any part thereof.

“Profit Rate” means the Ceiling Profit Rate and Effective Profit Rate as specified in the Letter(s) of Offer.

“Project’ means the project implemented / to be implemented by the Customer and more particularly described in the Letter(s) of Offer, and which said project is to be financed by MDV under the terms and conditions of the letter(s) of Offer and/or this Agreement.

“Project Documents” means all Contracts, letters of award, purchase orders (PO(s)), agreements, licenses, concessions, notices and other documents relating to the Project.

“Purchase Request and Undertaking” in relation to the Commodity Murabahah transaction, means the purchase request and undertaking as set out in Section 4.02(2) herein the letter(s) of Offer.

“Requested Amount” means the amount of the finance requested by the Customer under the Utilisation Notice which is equivalent to the Commodity Cost of the Commodity to be purchased by MDV from the commodity trader pursuant to the Commodity Transaction Documents.

“Revolving Project Facility” means the revolving project line facility(ies) forming part of the Facility granted or made available and/or to be granted or made available to or for the benefit of the Customer now or hereafter or from time to time in accordance with the terms and conditions set out in the letter(s) of Offer and this Agreement and include any part or the balance thereof outstanding from time to time.

“Ringgit Malaysia”, “Sen” and “RM” means the lawful currency of Malaysia.

“Secured Amounts” means at any time:

(i)	Asset Sale Price or any part thereto which are now or from time to time hereafter outstanding or due and payable by the Customer to MDV under or pursuant to or in connection with the Facility and/or Transaction Documents;

(ii)	all profit, compensation, commission and other fees whatsoever, and other charges whatsoever and all costs and expenses, both actual and contingent, which are now or from time to time hereafter may be or become outstanding or due from or owing or payable by the Customer to MDV under or pursuant to or in connection with the Facility and/or Transaction Documents; and

(iii)	all other sums of any kind or nature whatsoever, both actual and contingent, which are now or from time to time hereafter may be or become outstanding or due from or owing or payable by the Customer to MDV under or pursuant to or in connection with the Facility and/or this Agreement and/or Transaction Documents;

and where the context so requires or permits, means the outstanding balance of such aggregate sums.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

“Security Documents” means collectively the following:-

(i)	the agreements, deeds, letters, guarantees, instruments and documents (if any) specified or referred to in Schedule 3A, executed or to be executed in favour of MDV pursuant to Section 11.01(1);

(ii)	the existing agreements, deeds, letters, guarantees, instruments and documents (if any) specified in Schedule 38; and

(iii)	such other, additional and/or further agreements, deeds, letters, guarantees, instruments and documents (if any) as may now or hereafter from time to time or at any time be executed in favour of MDV for or on account of or in connection with the Facility and/or the Secured Amounts, whether or not such other, additional and/or further agreements, deeds, letters, guarantees, instruments and/or documents whatsoever are by way of addition or substitution;

and “Security Document” shall be construed accordingly.

“Security Interest” means any claim, interest, equity, right of set off, caveat, injunction, prohibitory order, burden, liability, charge, mortgage, pledge, lien (whether legal or equitable), hypothecation or encumbrance, trust arrangement or whatsoever and howsoever created or arising.

“Security Parties” means collectively the Customer (in its capacity as the Customer and/or as a party giving or providing security under the Security Documents) and any other person giving or providing security or guarantee or indemnity under the Security Documents; and “Security Party” shall be construed accordingly.

“Subsidiary’’ means a subsidiary within the meaning of Section 4 of the Companies Act and, in relation to the Customer, any company which is for the time being such a subsidiary.

“Taxes” means all statutory, governmental, state, provincial, local governmental or municipal taxes, imposts, impositions, levies, duties, rates, charges, fees, deductions and withholdings and all penalties, charges, costs and interest relating thereto and any restrictions and conditions resulting therein. It shall further include any goods and services tax, value added tax or any other tax or duty of a similar nature imposed by any governmental or regulatory authority and any U.S federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S Internal Revenue Code of 1986, amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “Foreign Account Tax Compliance Act (FATCA) Withholding Tax”).

“Transaction Documents” means collectively this Agreement, the Letter(s) of Offer, the Commodity Transaction Documents, the Security Documents and all other documents executed in relation to the Facility and any other document or agreement designated in writing as such by MDV and the Customer and references to the “Transaction Documents” shall where the context so permits, include references to any one or more of them.

“Utilisation” means the Requested Amount made or to be made under the Facility following the delivery of the Utilisation Notice in a manner prescribed under Article 7 herein or, where the context so admits, any part thereof for the time being outstanding.

“Utilisation Notice” means the notice of Utilisation in, or substantially in, the form set out in Schedule 3.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(b)	other grammatical forms of a word or expression defined in this Agreement have a corresponding meaning;

(c)	words and expressions denoting the singular include the plural and vice versa;

(d)	words and expressions denoting the whole include any part;

(e)	words and expressions denoting any gender include all genders;

(f)	words and expressions applicable to a natural person include any body of persons corporate or unincorporate.

(2)	Construction of Certain References

Unless the context otherwise requires, any reference in this Agreement to:-

(a)	“this Agreement” includes all the Schedules and Appendices and also includes amendments, modifications and supplements hereto from time to time and includes all and any documents (whether a letter or otherwise howsoever or whatsoever) which amend, modify or supplement this Agreement;

(b)	an “agreement” also includes a concession, contract, deed, franchise, licence, treaty or undertaking (in each case, whether oral or written);

(c)	the “assets” of a person includes all assets and property of any nature, whether present or future, including but not limited to its undertaking, business, revenue, income, rights and benefits;

(d)	a “consent” means any consent, approval, authorisation, exemption, licence, order, permission, permit, filing, recording or registration;

(e)	a “directive” means any directive, request, requirement, rule or regulation (in each case, whether or not having the force of law) of any governmental authority or of any self-regulating organisation;

(f)	a “document” means any agreement, certificate, notice or other document of any kind;

(g)	“governmental authority” means any government or any governmental, semi governmental, statutory, administrative or judicial, body, department, commission, authority, tribunal, agency or entity;

(h)	a “guarantee’’ also includes any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by way of the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other persons;

(i)	an “indebtedness” includes any obligation (whether present or future, actual or contingent, secured or unsecured, several or joint, as principal or surety or otherwise) for the payment of money;

(0)	a “law’’ includes common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure in any jurisdiction or any present or future directive, regulation, request or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive, regulation, request or requirement is addressed);

(k)	a “person” means a natural person, a body of persons corporate or unincorporate or a governmental authority (in each case, whether or not constituting a separate legal entity);

(l)	“securities” include shares, stock, bonds, notes, debentures, debenture stock and interests as defined in Section 2 of the Interest Schemes Act 2016 and any right or option in respect thereof and any other securities of any kind whatsoever;

(m)	the “winding-up” or “dissolution” of a person includes the merger, consolidation, amalgamation, reconstruction, reorganization, administration, dissolution, liquidation, judicial management or winding-up of that person and any equivalent or analogous proceedings;

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(n)	“related company” m relation to a company, means a company which is deemed to be related to the first-mentioned company by virtue of Section 7 of the Companies Act;

(o)	“person connected with directors” means a person which is deemed to be connected with a director by virtue of Section 197 of the Companies Act;

(p)	a person includes its estate, heirs, personal representatives, successors in title and any other person for the time being deriving title under it;

(q)	a day, month or year means a day, month or year, as the case may be, reckoned according to the Gregorian calendar;

(r)	an Article, Section or Schedule means an Article, Section or Schedule of or to this Agreement;

(s)	a statute or statutory provision includes a reference to:-

(i)	that statute or statutory provision; and

(ii)	all statutory instruments or orders made pursuant to it;

as from time to time amended, extended, re-enacted or consolidated;

(t)	a document includes the same as from time to time varied in any manner or respect whatsoever or howsoever and any document from time to time issued or executed supplemental, in addition or in substitution to or for it; and

(u)	a word or expression denoting a collection or group consisting of two (2) or more constituents thereof includes any one or more of such constituents.

(3)	Miscellaneous Construction

In this Agreement:-

(a)	headings and sub-headings are inserted for convenience only and have no legal effect;

(b)	any liberty or power which may be exercised or any determination which may be made hereunder by MDV may be exercised or made in MDV’s absolute and unfettered discretion and MDV shall not be under any obligation to give any reason therefor to the Customer;

(c)	where there are two (2) or more persons comprised in the expression “Customer”, the covenants, agreements, representations, warranties, undertakings, obligations and liabilities of the Customer contained in this Agreement or implied on the part of the Customer are joint and several and shall be construed accordingly; and

(d)	the words “hereof’, “herein”, “hereto”, “hereinafter” and “hereunder”, and words of similar import, when used in this Agreement, shall, unless the context otherwise requires, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(4)	Unless prohibited by law, no rule of construction applies to the disadvantage of MDV because it was responsible for the preparation of this Agreement.

(5)	The Schedules, Appendices of and to this Agreement shall form an integral part of this Agreement and shall be taken, read and construed as an essential part thereof.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

SECTION 3.01 REPRESENTATIONS AND WARRANTIES

The Customer hereby represents and warrants to MDV:-

(1)	that each Security Party which is a body corporate is a company duly incorporated and validly existing under the laws of Malaysia and is a separate legal entity with perpetual corporate existence capable of suing or being sued;

(2)	that the documents which contain or establish the Customer’s constitution incorporate provisions which authorise, and all necessary corporate action has been taken to authorise, and all authorisations of any governmental or other authority have been duly and unconditionally obtained and are in full force and effect which are required to authorise the Customer to own its assets, carry on its business as it is now being conducted, and sign and deliver, and perform the transactions contemplated in this Agreement and/or the Transaction Documents;

(3)	that each Security Party has the power or capacity to execute, deliver and perform the terms of the respective Transaction Documents, as the case may be, and each Security Party which is a body corporate has taken all necessary corporate and other action to authorise the execution, delivery and performance of the respective Transaction Documents;

(4)	that the Transaction Documents constitute the respective legal, valid and binding obligations of each Security Party in accordance with their respective terms;

(5)	that each Security Party is the legal and beneficial owner of, and has good and marketable title to, the rights, assets and/or interests which are offered by it as security to MDV in respect of the Facility or the subject matter of the relevant Security Documents executed by it and neither the execution and delivery of the Security Documents nor the performance of any of the transactions contemplated therein will:-

(a)	contravene or constitute a default under any provision contained in any agreement, instrument, law, judgment, order, license, permit or consent by which the respective Security Party or any of its respective assets is bound or affected; or

(b)	cause any limitation on it or the powers of the respective Security Party’s directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgment, agreement, instrument or otherwise, to be exceeded;

(6)	that all authorisations, approval, consent, licence, exemption, registration, recording, filing or notarisation and all action, conditions and things required to be taken, fulfilled and done (including the obtaining of any necessary consents) in order to:-

(a)	enable each Security Party to enter into, exercise its respective rights and perform and comply with its respective obligations under the respective Security Documents to which it is a party, and to ensure that those obligations are valid, legally binding and enforceable; and

(b)	make the Security Documents admissible in evidence in the courts of Malaysia; have been taken, fulfilled and done;

(7)	that no Security Party is in default under any agreement to which such Security Party is a party or by which such Security Party may be bound and no litigation, arbitration or administrative proceedings are presently current or pending or threatened which default, litigation, arbitration or administrative proceedings, as the case may be, might materially affect such Security Party’s solvency or might affect the Security Party’s ability to perform its respective obligations under the Transaction Documents:

(8)	that there has been no material adverse change in its financial condition or operations of any Security Party since the Customer first applied for the Facility:

(9)	that there are no winding-up proceedings threatened or pending against any Security Party and no Security Party has commenced any action for voluntary winding-up and that there is no material claims, litigation, arbitration or proceeding before any court/tribunal pending or threatened the result of which would or might have a material adverse effect on any Security Party’s business, assets or financial conditions;

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(10)	that the consolidated audited financial statements (including the income statement and balance sheet) of the Customer for the immediately preceding financial year:-

(a)	include a balance sheet and profit and loss account and such other financial statements (if any) as are required by the laws as then applicable to which it is subject;

(b)	save as stated in the notes thereto, were prepared, audited, examined, reported on and approved in accordance with accounting principles and practices generally accepted in Malaysia and consistently applied and in accordance with all procedures required by its constitutive documents and/or the laws to which it is subject;

(c)	together with those notes, give a true and fair view of its state of affairs, its financial condition and operations as at that date and for the year then ended; and

(d)	together with those notes and to the extent required by accounting principles, standards and practices generally accepted in Malaysia, disclose or reserve against all liabilities (contingent or otherwise) of the Customer at that date and all unrealised or anticipated losses from any commitment entered into by the Customer and which existed on that date;

(11)	that the information furnished by the Customer in connection with the Facility does not contain any untrue statement or omit to state any fact, the omission of which makes any statements made therein in the light of the circumstances under which they are made, misleading, and all expressions of expectation, intention, belief and opinion and all projections contained therein were honestly made on reasonable grounds after due and careful inquiry by it;

(12)	that no Security Party has taken (where applicable) any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of each Security Party’s knowledge and belief) threatened against any Security Party for its winding-up, dissolution or bankruptcy, as the case may be, or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee, judicial manager or similar officer of it or any or all of its revenues, nor has any Security Party sought any other relief under applicable insolvency or bankruptcy law;

(13)	that no lawsuits or investigations by Government agency, body or other regulatory authority are pending or to be instituted against any Security Party;

(14)	that no violation of any provision of legislation, court orders and judgment has been committed by any Security Party;

(15)	that no Event of Default has occurred or will occur as a result of making available the Facility;

(16)	that each Security Party has fully disclosed in writing to MDV all facts relating to it which it knows or should reasonably know and which might reasonably be expected to influence MDV in deciding whether or not to enter into the Transaction Documents;

(17)	that no extraordinary circumstances or change of law or other governmental action shall have occurred which shall make it improbable that a Security Party will be able to observe and perform its covenants and obligations on their part to be observed and performed under the respective Transaction Documents;

(18)	that each Security Party is generally subject to civil and commercial law and to legal proceedings and neither any of the Security Party nor any of its assets or revenues is entitled to any immunity or privilege (sovereign or otherwise) from any set-off, judgment, execution, attachment or other legal process;

(19)	that the Customer is not aware of and has not intentionally withheld any information or fact which may result in or give rise to the financing by MDV hereunder and MDV’s agreement to make available or to continue to make available the Facility to the Customer contravening or being in breach of any laws, legislation, subsidiary legislations or regulations or any lending limits or restrictions that may be imposed upon MDV from time to time by the Government of Malaysia (in its capacity as MDV’s lender) and/or any other authority (if any) having jurisdiction over MDV;

(20)	that the Customer shall utilise the Facility for products/goods and Project/activities which are in line with Shariah;

(21)	that the Customer and/or any of its directors, shareholders and/or employees, in procuring the grant of the Facility by MDV, had not at any time paid and/or made and/or offered to pay and/or make any fees and/or other form of incentive/inducement, whether in cash or in kind, to any employee, director and/or shareholder of MDV and/or to any third party intermediaries;

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(22)	that the Customer and any Security Party have not entered into or proposed to enter into any arrangement or composition (voluntary or otherwise) with any of its creditors or to be placed under voluntary arrangement/judicial management and no resolution has been passed or application made for the Customer and/or any Security Party to be placed under voluntary arrangement/judicial management, as the case may be, and no declaration has been made by any competent court or authority in respect of a moratorium on the payment of indebtedness or other suspension of payments generally;

(23)	the Customer also hereby makes the additional representations and warranties, if any, set out in Schedule 4 hereto.

The truth and correctness of all the matters stated in the paragraphs of this Section shall form the basis of MDV’s obligation to make available the Facility to the Customer. If any such representations and/or warranties made shall at any time hereafter be found to have been incorrect in any material respect and in the opinion of MDV would adversely affect the interest of MDV, then and in such event and notwithstanding anything to the contrary herein this Agreement contained, MDV shall have the right at its absolute discretion to review, suspend, recall or terminate the Facility or any part thereof.

SECTION 3.02 CONTINUING NATURE OF REPRESENTATIONS AND WARRANTIES

The Customer shall be deemed to represent and warrant to MDV on each date that the Facility remains available or remains outstanding and or any moneys remain outstanding or remain payable hereunder that:-

(1)	the representations and warranties set out in Section 3.01 will be true and accurate and complied with in all respects so long as any sum remains to be payable hereunder; and

(2)	no Event of Default, and no event which with the passing of time would constitute an Event of Default has occurred.

SECTION 3.03 WAIVER OF BREACH OF REPRESENTATIONS AND WARRANTIES

It is hereby expressly acknowledged and declared that the representations and warranties contained in Section 3.01 are inserted for the sole benefit of MDV and MDV may waive in whole or in part, with or without terms or conditions, any breach of any of the representations and warranties therein contained without prejudicing the rights of MDV hereunder.

SECTION 3.04 SAVING OF MDV’S RIGHTS

MDV’s rights and remedies under Sections 3.01 and 3.02 in relation to any misrepresentation or breach of warranty shall not be prejudiced by any investigation by or on behalf of MDV into the affairs of any Security Party or by the execution or the performance of any of the Transaction Documents or by any other act or thing which may be done by or on behalf of MDV in connection with any of the Transaction Documents or which might, apart from this Section, prejudice such rights or remedies.

ARTICLE 4
THE FACILITY

SECTION 4.01 AGREEMENT TO MAKE AVAILABLE THE FACILITY

Subject to the terms and conditions of this Agreement and upon relying on each of the representations and warranties set out in Section 3.01 and Section 3.02 herein, MDV hereby agrees:

(1)	to grant the Facility to the Customer and the Customer shall be entitled to utilise the Facility upon the terms and conditions as set out in the Letter(s) of Offer and this Agreement;

(2)	that the Facility shall be made available to the Customer during the Availability Period in such form, nature and manner and on such terms and conditions as MDV and the Customer may from time to time mutually agree;

(3)	that nothing in this Agreement shall be deemed to impose on MDV any obligation whether at law or in equity to make available or to continue to make available the Facility to the Customer.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

SECTION 4.02 METHOD OF FINANCING

(1)	Commodity Murabahah Transaction

Under the Commodity Murabahah transaction, the Customer may utilize the Facility upon completion of the following transactions:

(a)	Upon execution of this Agreement and subject to Section 4.02 (2) of this Agreement, the Customer shall request to purchase the Commodity from MDV at the Asset Sale Price and will irrevocably undertake to purchase the Commodity from MDV at the Asset Sale Price upon MDV having purchased the said Commodity from a commodity trader,

(b)	Subject to the terms under Section 4.02 (3) of this Agreement, the Customer will appoint MDV as its agent:

(i)	to enter into the Murabahah Sale Contract on behalf of the Customer and to purchase the Commodity from MDV at the Asset Sale Price which is to be on deferred payment terms; and

(ii)	to sell the Commodity to a third party commodity trader upon the conclusion of the purchase by the Customer of the Commodity, at the Commodity Cost which shall be an amount equivalent to the Facility amount, in the event the Customer opts to sell the Commodity to the third-party commodity trader.

(c)	In furtherance to the Customer’s undertaking to purchase the Commodity from MDV, MDV will purchase the Commodity from a commodity trader at the Commodity Cost which shall be an amount equivalent to the Facility amount.

(d)	The transfer of ownership of the Commodity by the commodity trader to MDV shall be evidenced by the e-certificate together with the delivery order.

(e)	MDV will then sell the Commodity to the Customer at the Asset Sale Price based on the Murabahah contract (Commodity Cost + added mark-up at Ceiling Profit Rate) which shall be payable by the Customer to MDV by way of installments or deferred payment or any other method in accordance with the manner as prescribed by MDV in the Letter(s) of Offer and this Agreement. Pursuant to paragraph (b) (i) above, MDV acting as the Customer’s agent will conclude the Murabahah Sale Contract on behalf of the Customer.

(f)	Upon the conclusion of the purchase of the Commodity by the Customer and as the owner of the Commodity, the Customer may take physical delivery of the Commodity and make the necessary arrangement (including but not limited to transportation and required licenses) at the Customer’s own cost. MDV may facilitate the delivery of the Commodity to the Customer by connecting the Customer to the commodity trader. Alternatively the Customer may sell the Commodity through its agent to a third party commodity trader.

(g)	In the event the Customer opts to sell the Commodity to the third party commodity trader and pursuant to a dual agency arrangement, MDV, acting as the Customer’s agent, will then sell the Commodity to the third party commodity trader at the Commodity Cost. Pursuant to this, MDV shall receive payment from the third party commodity trader on behalf of the Customer and MDV will then remit the sale proceeds, which will be an amount equivalent to the Facility amount, into a disbursement account and/or any such other designated account(s) acceptable to MDV.

(2)	Purchase Request and Undertaking

(a)	In accordance with the financing procedures of MDV and upon execution of this Agreement, the Customer hereby requests to purchase the Commodity from MDV at the Asset Sale Price which shall be payable in accordance with the terms of the Letter(s) of Offer and/or this Agreement or such other method as MDV may, by notification, determine.

(b)	Upon due purchase of the Commodity, the Customer hereby irrevocably undertake to purchase the Commodity from MDV at the Asset Sale Price subject to the terms of the Letter(s) of Offer and/or this Agreement and to execute the Murabahah Sale Contract.

(c)	The Customer confirms that the undertaking herein shall be irrevocable (except with the prior written consent of MDV) and binding on its successors in title and permitted assigns.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(d)	The Customer undertakes to fully indemnify and keep MDV indemnified from or against any expenses, loss, damages or liabilities resulting from any defect, malfunction and/or the lack of merchantable quality of the Commodity or lack of fitness for use of the Commodity or otherwise howsoever in connection with the purchase request including indemnify MDV against any loss in any manner whatsoever which MDV may suffer as a result of MDV agreeing to participate in the purchase or sale of the Commodity save for MDV’s willful misconduct or gross negligence or breach of specified terms.

(3)	Appointment of Agency (Wakalah)

(a)	Agent to Purchase

The Customer hereby irrevocably and unconditionally appoints MDV to be its purchasing agent to purchase the Commodity from MDV, upon MDV having purchased the Commodity from a commodity trader.

(b)	Agent to Sell

The Customer hereby irrevocably and unconditionally appoints MDV to be its selling agent to sell the Commodity after the conclusion of the Murabahah Sale Contract to any third party commodity trader as MDV may deem fit.

(c)	MDV, in acting as the Customer’s agent, shall be authorized:-

(i)	to sign and execute all documents and do all acts and observe and perform all obligations required to be done in connection with the appointment as agent, or imposed under any agreement of sale of the Commodity pursuant to Section 4.02 (3) (a) and (b) above, from and/or to any commodity trader;

(ii)	to delegate its rights and duties as an agent herein to any third party to do all acts necessary for the completion of the required transactions; and

(iii)	to do all the administrative duties regarding the holding, purchasing and selling of the Commodity thereof.

(d)	The Customer shall be bound by any contract or agreement MDV enters into with the said third party commodity trader for the purpose of the sale of the Commodity on its behalf.

(e)	The proceeds from such sale shall be remitted by MDV into the Customer’s disbursement account and/or other third parties’ accounts as per the terms of the Facility and such amount paid in favour of the Customer and/or any third parties shall be deemed to form part of the Facility.

(f)	The appointment of MDV herein shall be for a series of transactions, in terms of which the Commodity shall be sold corresponding to the series of Murabahah transactions under this Agreement and, once MDV has fulfilled its mandate, its mandate in terms hereof shall cease.

(g)	The appointment of MDV shall not create or be deemed to create a partnership or a joint venture between the parties, nor shall it establish a relationship of principal or agent in any other relationship between the Parties.

(h)	The Customer hereby undertakes to indemnify MDV from any losses, costs, expenses or damage that MDV may suffer or incur as a result of fulfilling MDV’s agency function as set out above, save for MDV’s willful misconduct or gross negligence or breach of specified terms.

(4)	Payment of the Asset Sale Price

Subject to the terms of this Agreement, the Customer shall pay the Asset Sale Price in the amount, at the time and in the manner as specified in the Commodity Transaction Documents, where applicable, subject to the terms of the Letter(s) of Offer.

(5)	Remittance of the Sale Proceeds

Subject to the terms of this Agreement, MDV shall, upon receipt of the Utilisation Notice from the Customer and completion of the Commodity Murabahah transaction, remit the sale proceeds, which wilt be an amount equivalent to the Facility amount, into a disbursement account and/or any such other designated account(s) acceptable to MDV.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(6)	Specific Tenns and Condition for Revolving Project Facility

MDV may at its absolute discretion allow revolving of the Facility or such part thereof subject to the following terms and conditions:

(aa)	During the tenure of the Facility, the Customer may re-utilise part or full amount of the principal amount subject to available limit of the Facility amount, and subject always to fulfilment of the specific disbursement conditions (and/or other conditions to be determined by MDV from time to time) in accordance with the financing procedure and upon completion of the Commodity Murabahah transaction as set out in Section 4.02 (1) above.

(bb)	For every revolving disbursement/reimbursement request, the Customer shall execute a new Commodity Murabahah transaction as set out in Section 4.02 (1) above.

(cc)	The Customer shall continue to pay the profit portion in accordance with the payment schedule as stipulated in the Letter of Offer and/or this Agreement.

(dd)	MDV may at any time during the tenure stop utilisation of the Facility, in the event:

(i)	MDV is not satisfied or is concerned with the Customer’s ability to perform the contract/project or to meet the Customer’s obligation under the Facility; or

(ii)	MDV is in the opinion that utilisation will lead to any possible risk(s) to the interest of MDV regardless of the severity.

(7)	Guarantee Facility

(a)	Availability

Notwithstanding the above, subject to the terms of this Agreement, MDV shall upon request by the Customer, may provide the Guarantee Facility to the Customer and the Customer agrees that any request to provide the Guarantee Facility shall be made on and in accordance with terms as may be imposed by MDV partner bank(s) and shall be subjected to MDV’s standard terms and conditions from time to time applicable to the issuance of the LC/BG by MDV partner bank(s) for the benefit of the Customer.

(b)	Conditions

(i)	Fees and other Charges

(aa)	Arranger Fee is chargeable on the amount stipulated in the LC/BG for the full liability period inclusive of the claims period (if any) at the rate as set out in the Letter(s) of Offer subject to a minimum charge of Ringgit Malaysia two hundred (RM200) per transaction. Such fee is payable upfront at the time of the issuance of the LC/BG. There shall be no refund in the event of an early cancellation or release or premature return of any LC/BG.

(bb)	The Customer shall further pay such other fees and/or charges or prescribed by MDV from time to time and shall be mutually agreed by the Customer and MDV.

(ii)	Compensation (Ta’widh)

(aa)	Upon any claims under any LC/BG made by MDV partner bank(s), MDV may elect to finance the Customer’s obligations in respect of the LC/BG Amounts (as referred below) in the manner as stipulated under Section 4.02(7) (iv)(cc) below. In the event the Customer fails to settle any amount disbursed under the Facility towards settlement of any claims under LC/BG by MDV partner bank(s), the Customer shall pay to MDV a compensation (Ta’widh) at the rate, and in the manner as set out in Section 8.02 hereof.

(bb)	The amount of such compensation shall not be compoundable.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(iii)	Availability Period

The LC/BG shall be made available for utilization within the Availability Period and upon completion and execution of documentation to the satisfaction of MDV as shall be advised by MDV’s solicitors including the fulfilment of all Conditions Precedent as set out in this Agreement and the Letter(s) of Offer.

(iv)	Method of Financing and Issuance of LC/BG By MDV Partner Bank(s)

(aa)	Please note that MDV shall procure a MDV partner bank(s) to issue the LC/BG for the benefit of the Customer pursuant to the Guarantee Facility in accordance with the financing procedures and the relevant underlying Shariah contract adopted by MDV partner bank(s).

(bb)	The LC/BG shall not be issued by MDV itself.

(cc)	MDV may finance the Customer’s LC/BG by utilising any available amount under:

(i)	the Facility (for non-revolving); and

(ii)	the Facility (revolving) by requesting for disbursement of the Facility (revolving). For the purpose of each disbursement for the Facility (revolving), MDV and the Customer shall enter into new Murabahah Sale Contract in the manner as set out in Section 4.02(1) and Section 4.02(6) hereof.

(v)	Conditions Precedent for Issuance of the Guarantee Facility

The LC/BG may be utilized by the Customer upon fulfilment of all of the following conditions:-

(aa)	fulfilment of all the Conditions Precedent as set out in this Agreement and the Letter(s) of Offer;

(bb)	MDV has received from the Customer in respect of each issuance of the relevant LC/BG, the valid and duly completed and signed application form(s) as may be prescribed by MDV partner bank(s) and/or MDV (the “Issue Request”), accompanied by such contracts or other documents relevant to the Issue Request as MDV and/or MDV partner bank(s) may request from time to time ; and

(cc)	issuance of the LC/BG shall be based on format and substance acceptable to MDV and/or MDV partner bank(s).

(vi)	Sinking Fund

Without prejudice to all other rights of MDV and until demand is made by MDV and/or subject to further changes made by MDV, the Customer undertakes and agrees that a sinking fund shall be created in accordance with the terms contained in this Agreement and the Letter(s) of Offer.

(vii)	General Tenns and Conditions of the LC/BG

(aa)	The Issue Request shall as against the Customer be irrevocable once the same is delivered to MDV. Any LC/BG to be issued by MDV partner bank(s) at the Customer’s request shall be in such form and substance and shall contain such terms as MDV and MDV partner bank(s) shall deem fit at their absolute discretion;

(bb)	The format of the relevant LC/BG to be issued is subject to the approval of both MDV and MDV partner bank(s) and MDV and MDV partner bank(s) reserve the right at their absolute discretion to refuse to establish any LC/BG without assigning any reason thereof;

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(cc)	The Customer agrees that MDV partner bank(s)’s obligation under any LC/BG issued is absolute and unconditional and requires payment to the beneficiary(ies) named in such LC/BG upon first written demand thereof by the said beneficiary(ies), notwithstanding any objection on the part of the Customer. MDV partner bank(s) shall be entitled to make any payment under the LC/BG upon demand by the beneficiary(ies) without further investigation or enquiry and MDV partner bank(s) need not concern itself with the propriety of any claim made under or in the manner required under the LC/BG. The Customer hereby acknowledges and confirms that it shall not be entitled whether at law or in equity to stop or demand MDV or MDV partner bank(s) to withhold any payment under the LC/BG. Accordingly, it shall not be a defence to any demand made on the Customer that MDV or MDV partner bank was or might have been justified in refusing payment in whole or in part of the amounts so claimed by the beneficiary(ies);

(dd)	If the beneficiary or any of the beneficiaries under any LC/BG issued shall demand for payment under any LC/BG issued or in the event MDV is required to make or has made payment under any LC/BG, MDV may at any time demand payment from the Customer hereunder and MDV shall forthwith be paid by the Customer full for the amount so demanded together with compensation (Ta’widh) at the rate and in the manner as set out Section 8.02 hereof commencing from the date such monies are paid out by MDV partner bank(s) up to the date of MDV’s actual receipt of the full amount thereof from the Customer (collectively, the “LC/BG Amounts”).

For the purpose of this paragraph, MDV may utilise and debit any available amount under the Facility to finance the Customer’s obligations in respect of the LC/BG Amounts in the manner as stipulated under Section 4.02(7) (iv)(cc) hereof.

(ee)	The Customer hereby agrees to indemnify and hold harmless MDV against all claims and demands, actions and proceedings, all costs, losses, damages, fees and expenses including legal costs as between solicitor and client and all other liabilities of whatsoever nature or description which MDV may incur or sustain by reason of or in any way arising in connection with any LC/BG issued and execution of any documents/instruments by MDV or any discrepancy/irregularity contained in relevant documents/instruments in relation to the issuance of LC/BG.

Notwithstanding the aforesaid and for purposes of clarification, it is hereby expressly agreed that nothing herein contained shall be construed so as to render it obligatory upon MDV to first make payment under any LC/BG and thereafter seek reimbursement / payment from the Customer; and the Customer’s obligations to pay to MDV the amount demanded by MDV immediately upon MDV’s demand irrespective of whether or not MDV has made any payment under the LC/BG;

(ff)	The Customer further agrees that the aforesaid liabilities shall be continuing liability and shall remain in full force and effect until the LC/BG is released or returned to MDV or sufficient written notification of release and discharged is obtained from the holder of the said LC/BG and the Customer liability hereunder is fully discharged subject to MDV’s satisfaction;

(gg)	The Customer hereby agrees to observe and comply with all terms and conditions governing the operations of the LC/BG as shall be prescribed by MDV and/or MDV partner bank(s) from time to time;

(hh)	The Customer agrees that it shall remain liable to MDV on any LC/BG issued hereunder until MDV partner bank(s) is released from liability by the beneficiary or beneficiaries named in the LC/BG or in the event of the LC/BG being enforced, until the Customer has paid in full all amounts due hereunder, whichever is the later;

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(ii)	In the event there is an excess amount arising from upon conversion of the Guarantee Facility due to foreign exchange loss or any reason whatsoever, such excess amount shall be considered as part of the Facility and the Customer hereby agrees to pay to MDV upon demand the difference between the excess amount and the guarantee amount of the Guarantee Facility, subject to the terms of MDV, as determined by MDV which determination shall, save for any manifest error, be conclusive and binding on the Customer.

(viii)	Withdrawal of LC/BG and Variation of Terms of LC/BG

Notwithstanding anything herein, MDV reserves the right to vary the terms of the LC/BG (including but not limited to its tenure) and/or withdraw LC/BG in the event that MDV partner bank(s) withdraws or varies the terms of its LC/BG with MDV and MDV shall have no liability towards the Customer for such variation and/or withdrawal.

(xi)	Other Conditions

MDV and/or MDV partner bank(s) reserves the right to impose any other conditions from time to time in relation to the issuance of the Guarantee Facility and such conditions shall be mutually agreed by the Customer and MDV.

SECTION 4.03 LETTER($) OF OFFER

(1)	The Customer hereby acknowledges and declares that the Customer has duly accepted the Letter(s) of Offer and agreed to the terms and conditions thereof.

(2)	The terms and conditions and other provisions of the Letter(s) of Offer are hereby deemed incorporated mutatis mutandis as if specifically and expressly set out at length herein, and the Letter(s) of Offer shall be deemed to form part of and be read and construed with this Agreement as if they were one document.

(3)	Notwithstanding anything to the contrary express or implied in or by this Agreement or the Letter(s) of Offer, MDV shall be entitled from time to time and at any time to amend, modify or otherwise supplement the terms or conditions or provisions of all or any one or more of the Letter(s) of Offer with prior notification to the Customer and such variation to any terms shall be mutually agreed between MDV and the Customer.

SECTION 4.04 REVIEW

(1)	MDV reserves the right and is entitled to review the Facility at any time and from time to time as MDV may deem fit irrespective of whether or not an Event of Default has occurred or is continuing.

(2)	Upon such review and notwithstanding any other provision in this Agreement to the contrary or that no Event of Default has occurred or is continuing and subject to Shariah requirements, MDV may:-

(a)	suspend or cancel the whole or any part of the Facility; or

(b)	vary the form, nature, manner, terms and/or conditions of the Facility and/or in, by and/or under which the Facility is made available; or

(c)	without prejudice to the generality of Section 4.04 (2) (b), impose additional terms and/or conditions in respect of the Facility;

with mutual consent of the Parties and the security constituted by the Security Documents and MDV’s rights under the Transaction Documents shall not be prejudiced thereby.

(3)	Upon any exercise by MDV of its rights under Section 4.04 (2) (b) and/or (c), the Customer shall forthwith comply with the varied form, nature, manner, terms and/or conditions of the Facility and/or the additional terms and/or conditions imposed by MDV.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

SECTION 4.05 REINSTATEMENT

(1)	Notwithstanding anything to the contrary herein and subject to Shariah requirements, MDV shall reserve the right upon completion of review of the Facility to reinstate such amount of the Facility which has been utilised by the Customer provided that the aggregate of the amount which is to be reinstated and the amount of the Facility which has yet to be disbursed or utilised shall not exceed the amount secured by this Agreement and/or any other Security Document(s) as the case may be.

(2)	In the event that MDV shall permit the reinstatement of the Facility or such portion thereof as provided for in Section 4.05(1) above, the Customer shall upon notification by MDV or its solicitors immediately execute and deposit with MDV all the relevant documents in such format prescribed by MDV together with all fees and charges which may be required for the purpose of giving effect to the reinstatement as aforesaid.

(3)	Nothing herein contained shall be construed as obligatory for MDV to reinstate the Facility or any part thereof.

SECTION 4.06 ADDITION, CONVERSION OR SUBSTITUTION OF THE FACILITY

Subject to Shariah requirements. MDV may at any time or from time to time at its absolute discretion at the request of the Customer grant additional or further facilities, vary, convert or substitute the Facility under this Agreement and/or the Transaction Documents with any other facilities upon such terms and conditions as may be stipulated in the Letter(s) of Offer and/or any other document setting out such terms or in such form as MDV may require and duly signed by the Customer in acceptance thereof and all the provisions of this Agreement and/or the Transaction Documents shall, unless otherwise stipulated by MDV, secure such additional, further or converted or substituted facilities.

ARTICLES
PURPOSE

SECTION 5.01 PURPOSE OF THE FACILITY

(1)	The Facility shall be utilised by the Customer solely for such purpose(s) set out in the Letter(s) of Offer which are Shariah-compliant. In the event that the Customer shall require the utilisation of the Facility for any other purpose the Customer shall obtain the prior written consent of MDV which consent may be withheld, refused or given unconditionally or subject to such terms and conditions as MDV may deem fit.

(2)	The Customer shall ensure that the proposed utilisation of the Facility is for financing halal or Shariah permissible activities. Without prejudice to the obligations of the Customer under Section 5.01(1), MDV shall not be obliged to concern itself with the application by the Customer of the Facility.

(3)	Any change in any of the respective purposes and/or any utilisation of the Facility (or any of them or any part thereof) for any other purposes (whether with or without the knowledge or consent of MDV) shall not release or discharge the Customer or the Security Parties from their respective obligations and liabilities under or in relation to the Facility and the Transaction Documents.

ARTICLE 6
CONDITIONS PRECEDENT

SECTION 6.01 CONDITIONS PRECEDENT

Notwithstanding anything to the contrary, express or implied, in this Agreement, the Facility shall not be available to the Customer, and MDV hereby reserves the right not to make available or continue to make available or allow utilisation of the Facility (or any of them or any part thereof), unless and until the following conditions precedent are fulfilled or satisfied:-

(1)	The Letter(s) of Offer has been duly accepted by the Customer’s authorised signatory(ies), stamped and returned to MDV;

(2)	The Transaction Documents which are required by MDV to be duly executed, stamped and presented/lodged/filed for registration with all relevant registries, authorities and agencies have been duly executed, stamped and presented/lodged/filed for registration with all relevant registries, authorities and agencies and the stamped copies of those Transaction Documents have been delivered to MDV;

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(3)	all appropriate searches on the Security Parties have been carried out at the Companies Commission of Malaysia and the results of such searches are satisfactory to MDV;

(4)	all bankruptcy and/or winding-up searches on the Security Parties and/or directors of the Security Parties have been made with the relevant offices of the Official Assignee/Official Receiver and MDV is satisfied that none of the Security Parties is adjudicated bankrupt or has been wound up (whichever applicable) and that no bankruptcy and/ or winding-up proceedings have been commenced against all the parties respectively;

(6)	MDV shall have received, in form and substance satisfactory to MDV and its solicitors, copies (in as many numbers as may be requested by MDV) of the following documents, certified as true and correct by a director or the secretary of the Customer:-

(a)	all authorisations, approvals and consents referred to in Section 3.01 (6) including, without limitation, a resolution by the board of directors of the Customer authorising:-

(i)	the Customer’s acceptance of the Facility;

(ii)	the execution of this Agreement and/or the Transaction Documents;

(iii)	either, the use of the Customer’s common seal upon this Agreement and /or Transaction Documents or, where appropriate, the person(s) to sign this Agreement and/or Transaction Documents under hand for and on behalf of the Customer;

(iv)	the person(s) to sign such documents and otherwise to act and to give instructions on the Customer’s behalf in respect of the transactions hereunder;

(b)	the certificate of incorporation of the Customer;

(C)	the Constitution the Customer;

(d)	specimen signatures, authenticated in such manner as MDV may require, of the persons authorised to sign and otherwise to act on the Customer’s behalf in respect of the transactions hereunder;

(e)	the Customer’s latest Forms 24, 44 and 49 of the Companies Regulations or latest Return for Allotment of Shares, Notification for Change in the Registered Address and Notification of Change in the Register of Directors, Managers and Secretaries lodged with the Companies Commission of Malaysia;

(7)	MDV shall have received, in form and substance satisfactory to MDV and its solicitors, copies (in as many numbers as may be requested by MDV) of the following documents, certified as true and correct by a director or the secretary of the Security Party:-

(a)	all authorisations, approvals and consents referred to in Section 3.01 (6) including, without limitation, a resolution by the board of directors of the Security Party authorising:-

(i)	the execution of the relevant Security Documents;

(ii)	either, the use of the Security Party’s common seal upon the relevant Security Documents or, where appropriate, the person(s) to sign the relevant Security Documents under hand for and on behalf of the Security Party;

(b)	the certificate of incorporation of the Security Party;

(c)	the Constitution the Security Party;

(d)	the Security Party’s latest Forms 24, 44 and 49 of the Companies Regulations or latest Return for Allotment of Shares, Notification for Change in the Registered Address and Notification of Change in the Register of Directors, Managers and Secretaries lodged with the Companies Commission of Malaysia;

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(8)	MDV is satisfied that:-

(a)	the Customer’s Constitution give power for the Customer to execute and deliver this Agreement and/or the Transaction Documents, and to perform and observe all the Customer’s obligations hereunder and thereunder; and

(b)	the execution, delivery and performance by the Customer of this Agreement and the Transaction Documents have been duly authorised and approved by the directors of the Customer and, if so required by MDV, by the Customer’s shareholders as well;

(9)	in respect of each Security Party which is a company, MDV is satisfied that:-

(a)	that Security Party’s Constitution give power for that Security Party to execute and deliver the relevant Security Documents, and to perform and observe all that Security Party’s obligations hereunder and thereunder; and

(b)	the execution, delivery and performance by the Security Party of the relevant Security Documents have been duly authorised and approved by the directors of that Security Party and, if so required by MDV, by that Security Party’s shareholders as well;

(10)	where any of the Security Documents would require registration with the Companies Commission of Malaysia, MDV’s solicitors shall have lodged with the Companies Commission of Malaysia the relevant Statement of Particulars to be Lodged with Charge in accordance with Section 352 of the Companies Act;

(11)	the receipt by MDV of:-

(a)	all written confirmation and written undertakings as MDV or its solicitors consider(s) necessary from such person(s) whosoever as MDV or its solicitors at its/their absolute discretion consider(s) necessary or appropriate or advisable;

(b)	the original documents, source codes, drawings and/or other indicia of rights, interests and/or title to the rights, assets and/or interests in respect of which any Security Interest is or has been or is to be created in favour of MDV pursuant to the Security Documents;

(12)	the Customer shall have paid all fees, charges, costs, expenses and other payments whatsoever which are due and payable for or in connection with the Facility or the Transaction Documents or which have accrued under the Facility or the Transaction Documents or which are necessary or advisable or which MDV may require for or in connection with the execution, delivery, completion, perfection, registration, observance, performance, legality, validity or enforceability of the Transaction Documents;

(13)	if applicable, the consent of or disclaimer from the Customer’s existing financier(s) other than MDV for the Customer to accept the Facility and to execute the Security Documents set out herein and where applicable, in favour of MDV;

(14)	if applicable, the perfection of security document in respect of intellectual property rights which is developed and/or owned and/or to be developed and/or to be owned by the Customer which shall include but not limited to the source codes, design codes and other relevant object codes of the latest version of software;

(15)	notice of the Security Documents shall have been given to such persons as MDV may require;

(16)	MDV is satisfied that the Customer has complied with or satisfied all MDV’s requirements in respect of the operation of the Facility; and

(17)	MDV is satisfied that the additional conditions precedent, if any, set out in Schedule 5, have been fulfilled or satisfied.

SECTION 6.02 SUSPENSION OR CANCELLATION

Pending the fulfillment in manner satisfactory to MDV of all the conditions precedent stipulated in Section 6.01 and Schedule 5, MDV may suspend or cancel the whole or any part of the Facility or the undisbursed balance thereof.

SECTION 6.03 WAIVER OF CONDITIONS PRECEDENT

It is hereby expressly acknowledged and declared that the conditions precedent contained in Section 6.01 and Schedule 5 are inserted for the sole benefit of MDV and may therefore be waived wholly or partly by MDV without prejudicing its rights hereunder and such waiver shall not preclude MDV from insisting on the Customer’s compliance with such waived conditions precedent at a subsequent time. Any such waiver shall be on such terms and conditions (if any) as MDV may agree (including, without limitation, terms and conditions as to subsequent fulfillment of the relevant condition or the imposition of any alternative condition) and any failure on the part of the Customer to fulfill any term or condition notified to it by MDV in relation to any waiver shall be treated for the purposes of this Agreement as a breach of an undertaking contained in this Agreement.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

ARTICLE 7

UTILISATION AND DISBURSEMENT OF THE FACILITY SECTION

7.01 MANNER OF UTILISATION

The manner of Utilisation of the Facility and the operation of the Customer’s account thereunder are subject to the terms and conditions of this Agreement, MDV’s Rules and Regulations and such other terms and conditions as may be stipulated by MDV from time to time, as well as the directives, rules and regulations of the Government of Malaysia (in its capacity as MDV’s financier and/or any other monetary, governmental or other authorities, agencies or bodies (if any) having jurisdiction over MDV, and the Customer hereby expressly and irrevocably accepts all MDV’s Rules and Regulations and all such terms, conditions, directives, rules and regulations.

SECTION 7.02 DISBURSEMENT OF THE FACILITY

(1)	Without prejudice to the generality of the foregoing, MDV may at its absolute discretion disburse the whole of the Facility or such part thereof into a disbursement account and/or any

(2)	such other account(s) acceptable to MDV.

Subject to the terms and conditions of this Agreement, the Facility shall be disbursed by MDV upon fulfillment of the following conditions:

(a)	all the Conditions Precedent as set out in this Agreement and the Letter(s) of Offer and the specific disbursement conditions as set out in the Letter(s) of Offer; and

(b)	MDV has received from the Customer in respect of each disbursement /release under the Facility, a valid and duly completed Utilisation Notice (of such form and content as shall be acceptable to MDV) and such Utilisation Notice is to be accompanied by satisfactory documentary evidence acceptable to MDV.

(3)	Where applicable, the disbursement of monies by MDV in respect of the Facility shall be made directly to relevant suppliers/contractors/agents of the Customer at MDV’s discretion and shall be subjected to the specific Conditions Precedent and disbursement conditions to that particular project line only as set out in the Letter(s) of Offer.

SECTION 7.03 USUAUSTANDARD TERMS AND CONDITIONS

Unless otherwise expressly provided in or excluded by the provisions of the Letter(s) of Offer or this Agreement or unless MDV otherwise determines or stipulates from time to time, the usual or standard terms, conditions, policies and practices of MDV in respect of the Facility of the same type and nature as the Facility are also hereby deemed incorporated mutatis mutandis as if specifically and expressly set out at length herein, and the Customer hereby expressly agrees that such usual or standard terms, conditions, policies and practices shall, unless or except where MDV in its absolute discretion otherwise decides, also apply to the Facility.

ARTICLE 8

PAYMENT OF ASSET SALE PRICE AND FEES

SECTION 8.01 PAYMENT OF ASSET SALE PRICE AND FEES

Subject to Section 8.05 herein, the Customer hereby covenants and agrees that for:

(1)	Non-Revolving and/or Revolving Project Facility

(a)	In consideration of MDV having agreed to grant to the Customer the Facility, the Customer hereby agrees, undertakes and covenants to pay the Asset Sale Price and/or the Secured Amount within the tenure of the Facility.

(b)	The Asset Sale Price is based on the Ceiling Profit Rate as stated in the Letter of Offer.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(c)	Notwithstanding the foregoing, the Customer shall without notice from MDV pay the Asset Sale Price based on the Effective Profit Rate as set out in the Letter of Offer, in such manner and on such basis as shall be stipulated in the relevant Letter(s) of Offer or shall be determined by MDV at its absolute discretion.

(d)	MDV shall grant lbra’ (rebate) at any particular interval as determined by MDV if, inter alia, the Effective Profit Rate prevailing is lower than the Ceiling Profit Rate.

(2)	Guarantee Facility

(a)	Without prejudice to the generality of the foregoing in respect of each Guarantee Facility issued from time to time by MDV, the Customer shall pay an arranger fee at the rate stipulated in the relevant Letter(s) of Offer, in advance upon issue of the Guarantee Facility or at such other times and within such other period or periods as MDV may deem fit.

(b)	MDV shall be entitled at any time or from time to time to vary the above fee with prior notification and the Customer agrees that MDV is entitled at any time and from time to time to vary the same.

(3)	No part of any of the payment or instalment to be paid by the Customer as hereinbefore provided or any other payments which the Customer may make to MDV shall be deemed to be a payment of the Secured Amount until all other moneys due or deemed to be due to MDV has been paid.

SECTION 8.02 COMPENSATION (TA’WIDH)

Without prejudice to the rights of MDV under this Agreement, the Customer shall be liable to pay MDV compensation (ta’widh) as follows:

(a)	For any failure by the Customer to pay the payment due under the Facility from the date of first disbursement until the date of maturity of the Facility, the Customer shall pay compensation charges to MDV at the compensation rate of one percent (1%) per annum on the overdue amount.

(b)	For any failure by the Customer to pay any amount overdue and which failure continues beyond the maturity of the Facility or after judgement is obtained (whichever is earlier), the compensation rate that shall be applied is the prevailing Islamic Interbank Money Market rate on the balance overdue amount.

(c)	The amount of such compensation shall not be compoundable on the principal amount.

SECTION 8.03 VARIATION OF EFFECTIVE PROFIT RATE

(1)	Subject always to Shariah requirements and the Ceiling Profit Rate, MDV shall be entitled at any time or from time to time to vary with prior notification, the Effective Profit Rate and the Customer agrees that MDV is entitled at any time and from time to time to vary the same.

(2)	Where variation in the manner aforesaid occurs, the amended or new applicable Effective Profit Rate and such other charges shall be payable from the date of such amended or new applicable Effective Profit Rate and such other charges are imposed or take effect and applicable Effective Profit Rate shall be recomputed, if necessary, in accordance with the provisions of this Agreement. Any amended rate affected hereunder shall not affect the existing transaction but shall only be applicable for the new payment/instalment under the Facility.

(3)	MDV may give notice of change of the Effective Profit Rate, to the Customer but failure by MDV to give notice shall not prejudice or have the effect of invalidating any such variation. Notice by MDV may be affected in accordance with Section 16.14 or at MDV’s discretion by way of electronic mail or general advertisement in any one or more of the form(s) of mass communication or by notice placed at MDV’s place of business, and such variation/change shall take effect from the date specified in the said notice.

SECTION 8.04 VARIATION OF DATES FOR PAYMENT

It is hereby expressly agreed and declared by the parties hereto that notwithstanding the provisions of Section 8.01 hereof and subject to Shariah requirements, the dates and manner therein provided for the payment of the Asset Sale Price of each of the Revolving Project Facility thereon may at any time and from time to time be varied and thereupon such variation in the manner aforesaid shall be deemed to become effective and the respective relevant Payment Term Dates shall be deemed to have been amended accordingly and shall be read and construed as if such variation had been incorporated in and formed part of this Agreement at the date of execution thereof.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

SECTION 8.05 DETERMINATION CONCLUSIVE

Each time the rate or manner or time of payment or mode of computation of any rate or other charges is determined by MDV in accordance with the provisions of this Agreement, MDV shall as soon as practicable notify the Customer thereof. Any notification or determination by MDV under the terms of this Agreement shall be conclusive and binding for the purposes of this Agreement save for manifest error. Any failure or delay on the part of MDV to give notice to the Customer in accordance with this Agreement shall not exempt the Customer from its obligation to pay the Facility and other charges in accordance with the provisions of this Agreement.

SECTION 8.06 RIGHTS NOT AFFECTED

The rights of MDV to charge Compensation (Ta’widh) on overdue profit shall subsist and continue to subsist notwithstanding the issue and/or service of any demand for the Secured Amount (or any part thereof) or that the relationship of financier-customer between MDV and the Customer shall cease or shall have ceased for any reason or cause whatsoever or howsoever, and notwithstanding that any proceedings or action may have been commenced or taken to enforce this Agreement and/or Transaction Documents.

ARTICLE 9

PREPAYMENT

SECTION 9.01 PREPAYMENT

(1)	Until full disbursement of any of the Revolving Project Facility, it is hereby agreed that notwithstanding any provision for the payment of such Revolving Project Facility thereon hereinbefore contained, the Customer may at any time thereafter by giving the requisite Prepayment Notice pay the whole of the Asset Sale Price of such Revolving Project Facility then owing to MDV or such lesser amount thereof not less than and in multiples of such sums as shall be determined by MDV at MDV’s absolute discretion. Prior to the full disbursement of such Revolving Project Facility, the Customer may only make prepayment with the written consent of MDV, which MDV is not contractually bound to give.

(2)	All prepayments received by MDV shall be applied by MDV in or towards payment and satisfaction of the Secured Amount by reduction of the number of payment or instalment in respect of such Revolving Project Facility payable by the Customer in inverse order of maturity of the respective Payment Term Dates and not towards reducing the quantum of any of the payment or instalment unless otherwise agreed by MDV in writing.

(3)	No partial prepayment of any of the Revolving Project Facility in accordance with this Section shall relieve the Customer of the Customer’s obligations under this Agreement, except to the extent of the amount prepaid (plus the amount of all previous prepayments, if any).

(4)	Unless MDV may at its discretion agree otherwise in writing, no prepayment may be made by the Customer under or pursuant to any Prepayment Notice which has lapsed or expired.

SECTION 9.02 IBRA’ (REBATE)

(1)	MDV shall grant lbra’ (Rebate) in respect of any amount due under the Facility in any of the following situations:

(a)	any early settlement or early redemption by the Customer including prepayment;

(b)	any settlement of the Facility due to any financing restructuring exercise by the Customer;

(c)	any settlement by the Customer upon occurrence of the Event of Default;

(d)	any settlement by the Customer in the event of termination or cancellation of the Facility before the expiry of the tenure of the Facility; and

(e)	the difference between the profit calculated based on the Ceiling Profit Rate and the amount of profit calculated based on the Effective Profit Rate, when the profit based on the Effective Profit Rate is lower than the profit based on the Ceiling Profit Rate.

(2)	lbra’ (Rebate) will be granted in accordance with the settlement amount calculation as below:

(i)	Settlement amount = outstanding Asset Sale Price + instalment due + compensation (Ta’widh) (if any) - lbra’ (Rebate)

(ii)	lbra’ (Rebate) = Deferred Profit - Early Settlement Charges

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

“Deferred Profit’ means unaccrued profit at the point of settlement of the Facility.

“Early Settlement Charges” means the charges that may be imposed by MDV on the Customer for early settlement of the Facility before the end of the tenure of the Facility. Such charges may include:-

(aa)	costs that have not been recovered because a financing contract has a structure with discount elements at the initial period of financing (if applicable); and

(bb)	initial costs that have not been recovered (e.g. legal fees, valuation fees and takaful contribution), but shall in any event be a reasonable estimate of the costs incurred by MDV as a direct result of such early settlement.

(3)	For avoidance of doubt, it is hereby acknowledged and agreed that the rebates referred to herein shall not be construed in any manner whatsoever as cash rebate payable to the Customer, but shall be reflected as a reduction in the profit element of the Asset Sale Price.

(4)	The lbra’ (Rebate) shall only be deemed granted upon receipt of the settlement/redemption sum as determined by MDV. The calculation of lbra’ (Rebate) shall be made in accordance with any rules, regulations and/or directives (whether or not having the force of law) required of or imposed upon MDV from time to time and at any time by Bank Negara Malaysia or any other authority having jurisdiction over MDV.

(5)	Nothing contained in this Section shall prejudice the rights and powers of MDV nor operate as waiver in the event of subsequent breach by the Customer after the exercise of Ibra’ (Rebate).

ARTICLE 10
PAYMENTS

SECTION 10.01 PAYMENTS

(1)	Without prejudice to MDV’s right against the Customer, all payments, prepayments and payments received or to be received by MDV from the Customer under this Agreement whether in respect of the Secured Amount, fees, commission or any other item shall be made in full, without any deduction or withholding (whether in respect of set-off, counter-claim, duties, taxes, charges or otherwise whatsoever) unless such deduction or withholding is required by law, in which event Section 10.01(6) is applicable.

(2)	All payments to be made by the Customer for the account of MDV shall be made in Ringgit Malaysia not later than 10.00 a.m. (Malaysian time) on the relevant date on which the relevant payments are due under the provisions of this Agreement.

(3)	The Customer shall not be entitled to deduct or set off or counter claim any amount which is owed or said or alleged to be owed by MDV to the Customer for any amount due from the Customer to MDV under this Agreement.

(4)	The Customer hereby irrevocably and unconditionally authorises MDV to apply any credit balance of the Customer with MDV towards satisfaction of any sum due and owing by the Customer under this Agreement.

(5)	MDV shall at its absolute discretion be entitled to appropriate any payment towards the satisfaction of any moneys due for payment by the Customer in relation to this Agreement in any way that MDV thinks frt and notwithstanding any purported appropriation by the Customer.

(6)	Where the Customer is required by law to make any deduction or withholding on any amount paid or payable by the Customer to MDV, the Customer shall:-

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)	forthwith pay to MDV such additional amount so that the net amount received by MDV will equal the full amount which would have been received by it had no such deduction or withholding been made;

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(c)	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding [including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this Section 10.01(6)]; and

(d)	furnish to MDV within the period for payment permitted by applicable law, either:-

(i)	an official receipt of the relevant taxation or other authorities involved for amounts deducted or withheld; or

(ii)	if such receipts are not issued by the relevant taxation or other authorities concerned on payment to them of the amounts so deducted or withheld, a certificate of deduction or equivalent evidence acceptable to MDV of the relevant deduction or withholding.

ARTICLE 11
SECURITY

SECTION 11.01 THE SECURITY DOCUMENTS

(1)	Schedule 3A

For better securing the due and punctual payment and satisfaction of the Secured Amount by the Customer to MDV and the Customer’s due performance and compliance with all the Customer’s other obligation under or relating to the Facility and/or this Agreement and/or Transaction Documents, the Customer shall provide or continue to provide, or cause to be provided, to and in favour of MDV, the securities and guarantees specified in Schedule 3A, and for such purposes, shall execute in favour of and deliver to, or cause to be executed in favour of and delivered to MDV the agreements. deeds, letters. guarantees, documents and instruments specified in Schedule 3A.

(2)	Schedule 3B

The Customer hereby acknowledges that the existing securities and guarantees (if any) referred to in Schedule 38 in favour of MDV shall remain in full force and effect for better securing the due and punctual payment and satisfaction of the Secured Amount (or as the case may be, the part or parts thereof more particularly stated in such securities and guarantees) by the Customer to MDV and the Customer’s due performance and compliance with all the Customer’s other obligations under or relating to the Facility, and that such existing securities and guarantees shall not be prejudiced, impaired. diminished or otherwise affected by this Agreement or the agreements. deeds. letters. guarantees, documents and instruments specified in Schedule 3A, but shall continue to be valid, binding and enforceable.

SECTION 11.02 RESTRICTION AGAINST OTHER SECURITY INTERESTS

The Customer hereby declares that save and except for the Security Interest created for the purpose of the Facility, there is no Security Interest whatsoever upon any of the assets of any Security Party which are offered by it as security to MDV in respect of the Facility or the subject matter of the relevant Security Document executed by it and:-

(1)	the Customer shall not during the subsistence of the Facility and the Security Documents without the prior consent in writing of MDV, execute or cause or permit to be executed or subsist any form of Security Interest in respect of any of such assets (save and except any Permitted Encumbrance); and

(2)	the Security Documents shall be without prejudice to any security already given by any Security Party to MDV or any security which may hereafter be given to MDV for securing the payment of the Secured Amount and whether such security Is taken as additional or collateral security or otherwise howsoever.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

SECTION 11.03 CONTINUING SECURITY

The security created under each of the Security Documents is expressly intended to be and shall be a continuing security for the Secured Amount and all moneys whatsoever now or hereafter from time to time owing to MDV by the Customer whether alone or jointly and severally with another or others and whether as principal or surety notwithstanding that the Customer may at any time or times cease to be indebted to MDV for any period or periods and notwithstanding:-

(1)	that any account or accounts of the Customer with MDV may from any cause whatsoever cease to be current and notwithstanding any intermediate payment of the whole or part of the Secured Amount or any settlement of account or accounts or otherwise;

(2)	the insolvency of any Security Party; and

(3)	the winding-up or dissolution of any Security Party;

and shall be in addition and without prejudice to or affect any other Security Documents.

SECTION 11.04 LIENS AND OTHER RIGHTS NOT AFFECTED

Nothing herein contained shall prejudice or affect the rights and remedies to which MDV shall be entitled to against the Customer or to any lien to which MDV shall be entitled or any other securities which MDV may at any time or from time to time hold for or on account of the principal sums outstanding from time to time under the Facility or any other moneys disbursed on behalf of the Customer by MDV and all other moneys due and owing and remaining unpaid by the Customer to MDV nor shall anything herein prejudice or affect any bill, note, guarantee, charge or other security which MDV may for the time being have or hold for any moneys disbursed and other moneys aforesaid or any right or remedy of MDV under such bill, note, guarantee, charge or other security.

SECTION 11.05 COVENANT TO PROVIDE FURTHER SECURITY

(1)	The Customer shall at any time if and when required by MDV so to do, execute in favour of MDV or as MDV shall direct such legal or other encumbrances or agreements or as MDV shall require of and on all the Customer’s assets now belonging to or which may hereafter be acquired by or belong to the Customer (including any vendor’s lien) and the benefit of all licenses held in connection therewith to secure the Secured Amount, such encumbrances or agreements to be prepared by or on behalf of MDV at the cost and expense of the Customer and to contain all such terms and conditions for the benefit of MDV as MDV may require.

(2)	The Customer shall, at the cost and expense of the Customer, at any time if and when required by MDV so to do:-

(a)	deposit with MDV the documents of title of any or all real/immovable properties vested in the Customer for any tenure and all or any debentures, stocks or shares registered in the name of the Customer or otherwise owned, whether legally or beneficially, by the Customer; and

(b)	cause to encumber in favour of or deposit with MDV any other assets by way of further and additional security for the payment of the Secured Amounts.

SECTION 11.06 FURTHER ASSURANCE

The Customer shall from time to time and at any time, whether before or after the security constituted by the Security Documents shall have become enforceable, and at the Customer’s own cost and expense, execute and do or cause to be executed and done all such agreements, documents, assurances, acts and things as MDV may reasonably require for perfecting the security intended to be constituted by the Security Documents and for facilitating the realisation of the assets charged under the Security Documents and the exercise by MDV of all the powers, authorities and discretions conferred on MDV by the Security Documents and the Customer shall also give or cause to be given all notices, orders and discretions which MDV may think expedient. For such purposes a certificate in writing signed by or on behalf of MDV to the effect that any particular agreement, document, assurance, act or thing required by it is reasonably required by it shall be conclusive evidence of the fact.

SECTION 11.07 VALUATION

(1)	MDV shall be entitled, from time to time as and when it deems fit, to carry out, at the cost and expense of the Customer, a valuation or revaluation on any asset of any Security Party which is offered by the Security Party as security to MDV in respect of the Facility or which is the subject matter of any Security Document and for the purpose of such valuation or revaluation:-

(a)	MDV may appoint a valuer; and

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(b)	the Customer shall give or cause to be given to MDV or such valuer such rights of access and entry and such written authorities as may be required by MDV or such valuer.

(2)	Without prejudice to the generality of Sections 11.05 and 11.06 and the rights of MDV under this Agreement:-

(a)	in the event that upon any such valuation or revaluation MDV shall determine that the value of the existing security for the payment of the Secured Amount shall be insufficient for MDV’s purpose, MDV shall be entitled by notice in writing to the Customer:-

(i)	to suspend or cancel the whole or any part of the Facility;

(ii)	to vary the form, nature, manner, terms and/or conditions of the Facility;

(iii)	to require the Customer to provide or cause to be provided to MDV such further or additional security for the payment of the Secured Amount as MDV may require; and/or

(iv)	to require the Customer to reduce the outstanding balance of the Secured Amount.

(b)	In the event of MDV requiring further or additional security pursuant to Section 11.07 (2) (a) (iii), the Customer will do or cause to be done all such acts and things and execute or cause to be executed all such further or additional documents as may be necessary or as MDV may require in order to constitute, render enforceable or perfect such security and to protect the rights of MDV in relation thereto.

(c)	Any determination of MDV as to the value of or attributable to any asset of any Security Party which is offered by the Security Party as security to MDV in respect of the Facility or which is the subject matter of any Security Document shall, in the absence of manifest error, be binding and conclusive on the Customer.

SECTION 11.08 PRIMARY SECURITY

The securities constituted under this Section shall be primary and not merely collateral securities and MDV’s rights against the Customer shall not be discharged or impaired by:

(a)	the existence or validity of any other security taken by MDV in relation to the monies due under the Transaction Documents or any exercise or enforcement of or failure to exercise or enforce any rights otherwise;

(b)	non-fulfillment for any reason (known to MDV or not) of any of the conditions, or the invalidity of any of the conditions, or the invalidity or unenforceability for any reason (known to MDV or not) of any provision of any agreement with MDV to which the Customer is a party, or any amendment or variation to such agreement or any security; or

(c)	any other act, event or omission which would or might but for this Section operate to impair or discharge the Customer’s obligations to MDV or MDV’s rights against the Customer.

ARTICLE 12

COVENANTS BY THE CUSTOMER

SECTION 12.01 AFFIRMATIVE COVENANTS

The Customer hereby covenants and undertakes with MDV that from the date of this Agreement and for so long as the Facility shall remain in effect or the Secured Amounts or any other moneys remains to be payable under any of the Transaction Documents, the Customer shall:-

(1)	carry out and operate or cause its business and affairs and the business and affairs of each Security Party to be carried out and operated with due diligence and efficiency and in accordance with sound administrative, financial and industrial standards and practices and in accordance with its respective Constitution ;

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(2)	furnish to MDV:-

(a)	as soon as they are available, but in any event within one hundred eighty (180) days after the end of each of its financial years, copies of the audited financial statements (including a profit and loss account and balance sheet and prepared on a consolidated basis) of each Security Party in respect of such financial year;

(b)	as soon as they are available, but in any event within ninety (90) days after the end of the first half of each of its financial years, copies of the unaudited financial statements (including a profit and loss account and balance sheet prepared on a basis consistent with its audited financial statements and prepared on a consolidated basis) of each Security Party in respect of such six (6) month period;

(c)	its monthly management accounts on a quarterly basis, latest by the end of the month following the relevant quarter. The first submission of the Customer’s management accounts shall be made within the first three (3) months from the first disbursement of the Facility;

(d)	promptly on request, all notices or other documents despatched by each Security Party to its respective shareholders or creditors (or any class thereof);

(e)	promptly on request, such further information in the possession or control of the Security Party with respect to the financial condition and operations of the Security Party as MDV may from time to time reasonably request;

(f)	promptly, details of any actual, pending or threatened litigation, arbitration or administrative proceedings against each Security Party or any of their respective assets which might materially and adversely affect such Security Party’s financial condition or their respective ability to perform the obligations under the Transaction Documents;

(3)	maintain or cause to be maintained adequate records to reflect in accordance with consistently maintained sound accounting practices the operations and financial condition of the Security Party and allow MDV or its agents and servants to inspect all records at any office, branch or place of business of the Security Party or elsewhere and all records kept by any other authorities or persons so far as such records relate to or affect Customer’s properties, assets and business and the Customer shall give to MDV or cause to be given to MDV or to any person authorised by MDV to inspect such records such written authorities as may be required to enable MDV to inspect the said records;

(4)	maintain in full force and effect and comply with the terms of all authorisations, exemptions, licenses, franchise, approvals and consents required or desirable to enable the Customer to lawfully enter into and perform its obligations in respect of the Project;

(5)	promptly obtain any further authorisations, exemptions, licenses, approvals and consents and do all other acts which may from time to time be necessary for the continued performance by any Security Party of its respective obligations under the Transaction Documents;

(6)	notify MDV if any of the Customer’s authorised representatives be no longer authorised to sign the notices, or any letter of request or application required to be completed and executed by the Customer hereunder or otherwise to ad on the Customer’s behalf hereunder;

(7)	do all such acts and things as are necessary to maintain its corporate existence in good standing and to conduct its business in a proper and efficient manner and in compliance with all laws, regulations, authorisations, agreements and obligations applicable to it and pay all taxes imposed on it when due;

(8)	implement, complete and operate the Project with due diligence and efficiency without any unnecessary delay, and in conformity with sound administrative, engineering and financial practices, and not to make any substantial alteration to the scope, nature or implementation of the Project without the prior written consent of MDV;

(9)	duly perform its obligations under the Project Documents to which it is a party, and take all appropriate steps to enforce its rights and remedies to ensure that each party thereto complies with its material obligations under the Project Documents to which such other party is a party;

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(10)	in respect of the Project:-

(a)	maintain records and procedures adequate to record and monitor the progress of the Project (including the Project’s cost and the benefits to be derived from it), to monitor the working capital, goods and/or services financed out of the proceeds of the Facility and to disclose their use in connection with the Project;

(b)	permit and enable MDV and/or such other persons authorized by, or representatives or agents of, MDV to access and monitor the Project, to visit any facilities and construction sites included in the Project and to, inter alia, inspect the impact of the Project on the environment generally, examine the goods and/or services financed out of the proceeds of the Facility and any plants, installations, sites, works, buildings, property, equipment, records and documents relevant to the performance of the obligations of the Customer under this Agreement;

(c)	furnish to MDV, within fourteen (14) days upon request therefor by MDV, all information as MDV shall reasonably request concerning the Project, including but not limited to information on environmental matters relating to the Project (if any), the Project’s costs and the benefits to be derived from it, the expenditures of the proceeds of the Facility and the working capital, goods and/or services financed out of such proceeds of the Facility, and the progress and status, implementation and administration of the Project;

(d)	promptly after the completion of the Project, prepare and furnish to MDV a report of such scope and in such details as MDV shall require, on the execution and initial operation of the Project, the cost and the benefits to be derived from it, an environmental report in relation to the Project and such other information as MDV shall require; and

(e)	from time to time and at the cost and expense of the Customer, do all such acts and things as recommended by MDV or MDV’s employees, agents or any other qualified person or persons appointed by MDV in order to maintain or ensure the Project is efficient and in good working order.

(11)	take into account appropriate environmental considerations on pollution control, the ecological impact and the social impact of the Project;

(12)	furnish to MDV all information concerning the impact of the Project on the environment generally;

(13)	purchase and procure any goods or services which are required for the due implementation and completion of the Project in accordance with the procurement guidelines issued by MDV; and forthwith furnish to MDV all necessary and reasonable information relating to the Customer’s procurement procedures for such goods or services the results of such procurement whenever MDV so requests;

(14)	notify MDV of the occurrence of any Event of Default or of any event in relation to any other indebtedness of the Customer or of any other occurrence of which it becomes aware which in its reasonable opinion might adversely affect its ability to fully perform the terms of any of the Transaction Documents or to fully comply with its obligations under any of the Transaction Documents or the ability of any Security Party to fully comply with its respective obligations under the Transaction Documents;

(15)	from time to time and at any time, and at the Customer’s own cost and expense execute and do all such transfers, assignments, assurances, acts and things as MDV may require for facilitating the exercise by it of all the powers, authorities and discretions hereby conferred upon MDV; and the Customer shall also give all notices, orders and directions which MDV may think expedient. For such purposes a certificate in writing signed by or on behalf of MDV to the effect that any particular transfer, assignment, assurance, act or thing required by them is reasonably required by them shall be conclusive evidence of the fact;

(16)	forthwith inform MDV of any management contract or similar arrangement whereby the Customer’s business or operations are managed by any other person, firm or company;

(17)	cause each Security Party to observe and comply at all times with all relevant laws and regulations which may be applicable from time to time and all the conditions contained in or pertaining to any license issued to such Security Party;

(18)	promptly notify MDV of any material change (including but not limited to the commencement or institution of any legal proceedings against any Security Party) in the condition or performance of any Security Party or, in respect of any Security Party which is a body corporate, to its business or in its ownership or capital structure, to its shareholders or shareholding (including the structure and nominal value thereof) or in the composition of its board of directors or any reconstruction or merger which may affect its business, assets and condition and any other changes that may materially affect its business;

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(19)	if any government or governmental authority shall condemn, nationalise, seize or otherwise expropriate all or any substantial part of any property or other assets of any Security Party or shall have assumed custody or control of such property or other assets or of any Security Party’s business or operations or shall have taken any action for any Security Party’s winding up or any action that would prevent any Security Party from carrying on the operations of such Security Party’s business or a substantial part thereof, forthwith inform or cause MDV to be informed of the same and shall forward or cause to be forwarded to MDV a copy or copies of any such notice, notification or declaration as soon as the same shall be delivered to or served on any Security Party in respect thereof;

(20)	permit MDV to disclose to any Security Party or the Government of Malaysia or such other authority having jurisdiction over MDV or any assignee or potential assignee or MDV’s holding, subsidiary, related and associated companies or any person or party intending or, offering to tender any payment towards the account of the Facility or for or in connection with the enforcement or preservation of any of MDV’s rights under the Transaction Documents any information relating to the Project, the Facility and/or the Transaction Documents and without prejudice to the generality of the foregoing any information relating to the Customer to such extent as MDV may at its absolute discretion deem expedient or necessary so as to enable MDV to enforce its security;

(21)	in respect of takaful:-

(a)	maintain such takaful in respect of the Customer’s assets and business to the full value against all risks (including third party risks and workmen’s compensation) which a prudent company carrying business similar to that of the Customer would normally cover/insure and if default is made in effecting, maintaining or renewing any such takaful as aforesaid, it shall be lawful but not obligatory upon MDV at the cost and expense of the Customer to effect, maintain or renew any such takaful as aforesaid as MDV may deem fit at MDV’s absolute discretion and monies expended by MDV for such purposes shall on demand be paid to MDV by the Customer and until such payment is effected, shall form part of the monies hereby secured and shall be deemed to be a sum advanced by MDV to the Customer;

(b)	maintain or cause to maintain an adequate takaful coverage by MDV partner takaful operator and/or takaful operator acceptable to MDV in respect of its assets and equipments financed or to be financed by MDV;

(c)	In the event no takaful protection is available or offered in that particular sectors or classes, the Customer may opt to take up or cause to maintain an adequate insurance coverage by MDV partner insurance company and/or insurance company acceptable to MDV in respect of the business of the Customer and its asset / equipment / machinery / raw material financed and/or to be financed by MDV with MDV’s right and interests as chargee and/or loss payee endorsed on the said insurance policy.

(23)	procure and ensure that all present and future financing granted to it by any of its directors, shareholders (including corporate shareholders) or related companies will be subordinated to any amount due and payable under the Facility;

(24)	duly observe and perform all its obligations and payment instruction under the terms of the deed of assignment and it shall not revoke such payment instruction/obligations under the terms of the deed of assignment without prior written consent of MDV;

(25)	exercise the Customer’s rights, discretions and remedies contained in or arising under the relevant Project Documents in a manner which is reasonably believed to be in the best interests of the Customer, MDV, and/or the Government of Malaysia, so as to further and enhance the ability of the Customer to perform its obligations under this Agreement; and

(26)	observe, abide by and comply with the additional covenants set out in Schedule 6 (where applicable).

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

SECTION 12.02 NEGATIVE COVENANTS

Save and except where it has been previously disclosed to and expressly agreed upon in writing by MDV, the Customer hereby further covenants and undertakes with MDV that from the date of this Agreement and for so long as the Facility shall remain in effect or the Secured Amounts or any other moneys remains to be payable under any of the Transaction Documents, the Customer shall NOT without the prior written consent of MDV:-

(1)	create or incur additional financing of any nature and/or permit to subsist any Security Interest over any of the assets which are offered by the Security Parties as security to MDV 1n respect of the Facility or which are the subject matter of the Security Documents, except:-

(a)	the relevant Security Documents;

(b)	any other Security Interest which may be consented to by MDV in writing from time to time;

(2)	either in a single transaction or in a series of transactions whether related or not and whether voluntarily or involuntarily, sell, transfer, lease or otherwise dispose or part with the possession of any assets which are offered by the Security Parties as security to MDV in respect of the Facility or which are the subject matter of the Security Documents or permit, attempt or agree so to do;

(3)	vary or amend or cause or permit to be varied or amended the Constitution of any Security Party which is a body corporate in any manner which would be inconsistent with the provisions of the relevant Transaction Documents, or change or permit to be changed the financial year of any Security Party or the nature or scope of business of any Security Party or undertake or permit any merger, consolidation or reorganisation by or of any Security Party;

(4)	increase, decrease or in any way whatsoever alter or reduce (or permit so to do) the issued capital of any Security Party which is a body corporate whether by varying the amount, structure or value thereof or the rights attached thereto or by converting any of its share capital into stock or by consolidating dividing or subdividing all or any of its shares;

(5)	make any substantial alteration to the nature or implementation of the Project:

(6)	make any form of financing, advance or guarantee or grant any credit to its directors or person connected with directors and/or shareholders and/or related I associated company(ies) or any company or person or firm or organisation or purchase or otherwise acquire the capital stock, assets or obligation of any of its directors or person connected with directors, shareholders or related companies or any company or person firm or organization save and except in the ordinary course of business and on commercial terms and on the basis of arm’s length transaction;

(7)	pay any debt due by the Customer to its directors and/or shareholders;

(8)	declare or pay any dividend or bonus issue or make any distribution of share capital;

(9)	consent to, enter into or become a party to any merger or amalgamation with any other person.;

(10)	incur, assume, guarantee or permit to exist or guarantee any indebtedness other than:

(i)	the Secured Amounts;

(ii)	any debt or guarantee which has been disclosed by the Customer to MDV prior to the date of this Agreement; and

(iii)	short term debts incurred or obtained in the ordinary course of business on commercial terms and on the basis of arm’s length transaction;

For the purpose of this paragraph, a short-term debt is deemed to be any debt payable on demand or maturity by its terms within twelve (12) months after the date on which it was originally incurred;

(11)	make any prepayment or repayment of any advances made by its shareholders, directors or related corporations or any other indebtedness;

(12)	enter into any transaction or arrangement in relation to the Project whereby any related company or associated company of the Customer or any director or person connected with directors or shareholders of the Customer incur in its favour any indebtedness save and except in the ordinary course of business and on commercial terms and on the basis of arm’s length transaction. For the purpose of this sub-clause, the expression “director” or “shareholder’’ includes a spouse, parent, child, brother or sister of the director or shareholder; and

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(13)	pass any resolution or make any application for the Customer and/or any Security Party to be placed under judicial management or propose to enter into or permit the entry of any arrangement or composition (voluntary or otherwise) with any creditors of the Customer and/or any Security Party.

The Customer also hereby enters into the additional negative covenants (if any) set out in Schedule 7 with MDV.

ARTICLE 13

CHANGES IN CIRCUMSTANCES

SECTION 13.01 CHANGES IN CIRCUMSTANCES

(1)	If:-

(a)	by reason of any change after the date of this Agreement in applicable law, regulation or regulatory requirement or in the interpretation or application thereof by any governmental or other authority charged with the administration thereof binding upon MDV or by reason of any order, judgment or direction or any other change in circumstances, it shall become unlawful for MDV to comply with its obligations hereunder or to continue to make available the Facility; or

(b)	by reason of circumstances affecting the funding source of MDV; or

(c)	MDV is unable to obtain Ringgit Malaysia and accordingly will be unable to give effect to or maintain its obligations hereunder;

MDV shall forthwith give notice to the Customer of the relevant circumstance (certifying the effect thereof). MDV’s obligation to make available or to continue to make available the Facility shall be suspended whereupon the Customer and MDV shall forthwith negotiate in good faith with a view to agreeing terms for availability or continuance of the Facility on a basis which is not unlawful and/or from another source, as the case may be. If within the period allowed by law or after thirty (30) days of such negotiations whichever shall be the earlier, no agreement shall have been reached as aforesaid, MDV shall give notice of such fact to the Customer and:-

(i)	any outstanding obligations of MDV shall forthwith be terminated; and

(ii)	the Customer shall be obligated to pay to MDV all the amounts outstanding under the Facility, such payment to be made on the first (1st) day of next succeeding month or on any ear1ier date required by law and the actual additional cost to MDV of funding or maintaining the Facility or any part thereof to the first (1st) day of next following month relevant thereto shall be paid by the Customer.

(2)	If by reason of any change in applicable law, regulation or regulatory requirement or in the interpretation or application thereof by any governmental or other authority charged with the administration thereof or by reason of compliance by MDV with any applicable direction request or requirement (whether or not having the force of law) of any governmental or other authority:-

(a)	any tax duty or charge (other than tax on overall net profits or income) with respect to this Agreement or the Facility is imposed on MDV or the basis on which payments under this Agreement are brought into charge to tax (not being an alteration solely of the rate of tax charged on the overall net profits or income of MDV) is altered; or

(b)	any reserve or similar requirements are imposed modified or deemed applicable to MDV of any special deposits affecting the Facility or affecting any deposit or other funds obtained by MDV to fund the Facility are required to be made by MDV; or

(c)	any other condition with respect to this Agreement or the Facility or any part thereof or with respect to the Facility and commitments generally is imposed on MDV;

and the result of any of the foregoing is either to increase the cost to MDV of making or continuing the Facility or any part thereof or to reduce the amount of any payment received or receivable by MDV or the effective return of MDV in relation to the Facility or any part thereof by an amount which MDV deems material and shall so certify then and in any such case:-

(i)	MDV shall give notice to the Customer of the happening of such event promptly after becoming aware thereof; and

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(ii)	MDV shall then negotiate with the Customer for a period not exceeding thirty (30) days after the date of such notice with a view to agreeing on a means of mitigating the increased cost or other reduction as aforesaid including in particular, but without limiting the generality of the foregoing, the changing of the branch or office of MDV through which the Facility are made available or transferring MDV’s obligation or the Facility at par to one or more affiliates or financial institutions not affected by such law, regulation or regulatory requirement; and

(iii)	whether or not any such agreement to mitigate the increased cost or other reduction as aforesaid is reached within the said period of thirty (30) days the Customer shall (without prejudice to its right of prepayment provided for below) pay to MDV, all moneys outstanding under the Facility and the actual additional cost to MDV of funding or maintaining the Facility to the first (1st) day of next following month relevant thereto and upon receipt by MDV of notice of such election the outstanding obligations of MDV with respect to the Facility shall be terminated.

(3)	Where the Customer is obligated or elects to pay/prepay the Facility under Sections 13.01 (1) or 13.01 (2) the Customer shall simultaneously with such prepayment pay to MDV all other sums payable by the Customer to MDV under this Agreement

(4)	The certificate of MDV as to any of the matters referred to in this Section 13.01 shall, save for any manifest error, be conclusive and binding on the Customer.

ARTICLE 14

EVENTS OF DEFAULT

SECTION 14.01 EVENTS OF DEFAULT

MDV may (but shall not be under any obligation whether at law or in equity so to do), by written notice to the Customer declare that the Facility shall be cancelled, whereupon the same shall be cancelled and/or (but shall not be under any obligation whether at law or in equity so to do) declare the Secured Amount to be forthwith due and payable, whereupon the same shall become so payable, if:-

(1)	the Customer and/or any Security Party fails to pay any sum due under the Facility and/or the Transaction Documents on due date; or

(2)	any Security Party is in default under any provision of the Transaction Documents which is not capable of remedy or which, being capable of remedy, is not remedied within seven (7) days after MDV’s notice to such Security Party requesting action to remedy the same; or

(3)	any indebtedness of any Security Party becomes capable, in accordance with the relevant terms thereof, of being declared due prematurely by reason of a default by such Security Party in its obligations in respect of the same, or such Security Party fails to make any payment in respect thereof on the due date for such payment or if due on demand when demanded or the security for any such indebtedness becomes enforceable or any financing facility, advance or credit made available to any Security Party is withdrawn; or

(4)	any representation, warranty, covenant, undertaking or condition made by the Customer or any other Security Party or made or implied pursuant to this Agreement or any other provision of the Transaction Documents or pursuant to any notice, opinion or certificate or other document delivered pursuant to the terms of the Transaction Documents proves to have been incorrect or misleading in a particular deemed to be material by MDV as of the date at which made or deemed made; or

(5)	any consent referred to in this Agreement is revoked or withheld or materially modified or is otherwise not granted or fails to remain in full force and effect; or

(6)	any Security Party enters into or proposes to enter into, or there is declared by any competent court or authority, a moratorium on the payment of indebtedness or other suspensions of payments generally; or

(7)	any of the Transaction Documents ceases (or is bona fide claimed by any Security Party or any other person to have ceased) to remain in full force and effect for any reason whatsoever; or

(8)	any step is taken for the winding up or dissolution or bankruptcy, as the case may be, of any Security Party or an application is made for the voluntary arrangement/judicial management or a petition for winding up or bankruptcy, as the case may be, is presented against any Security Party and no appropriate proceeding is taken by such Security Party to resist or oppose such step or petition or, if such proceeding is taken by such Security Party, such step or petition is not discharged or stayed within fourteen (14) days of the taking of such step or petition by such person: or

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(9)	a distress, execution, attachment or legal process is levied, enforced or sued out against any of the assets of any Security Party and is not discharged or stayed within fourteen (14) days; or

(10)	a trustee or administrator or receiver or manager or liquidator or bailiff or similar officer is appointed in respect of any Security Party or in respect of all or any part of the assets of any Security Party; or

(11)	all or a material part of the assets of any Security Party or any Subsidiary (if any} of the Customer shall be condemned, seized or otherwise appropriated or nationalized and such situation shall remain unremedied for more than fourteen (14) days, or custody or control of such assets shall be assumed and retained for more than sixty (60) days by any person acting or purporting to act under the authority of any governmental authority, or any Security Party or any Subsidiary {if any) of the Customer shall have been prevented for a period of more than fourteen {14) days from exercising normal managerial control over all or any substantial part of its assets by any person; or

(12)	any asset of any Security Party which is offered by the Security Party as security to MDV in respect of the Facility or which is the subject matter of any Security Document becomes the subject matter of or is included in any notice, notification or declaration concerning or relating to acquisition by any government or any governmental authority or any enquiry or proceedings in respect thereof; or

(13)	any Security Party who is a natural person shall die or shall be adjudged a bankrupt or shall be of unsound mind or shall commit an act of bankruptcy; or

(14)	any Security Party or any Subsidiary (if any) of the Customer ceases or threatens to cease to carry on all or a substantial part of its business other than the business or part of the business of the Subsidiary which is not substantial in relation to the Customer and the Customer’s Subsidiaries as a whole; or

(15)	any provision of any of the Transaction Documents is, or becomes for any reason whatsoever, invalid or unenforceable; or

(16)	any indebtedness of the Security Party becomes due or capable of being declared due before its stated maturity or any guarantee of the Security Party is not discharged at maturity or when called or the Security Party goes into default under, or commits a breach of, any instrument or agreement relating to any such indebtedness or guarantee; or

(17)	any Security Interest over any assets of any Security Party is or becomes enforceable; or

(18)	there is any change in the nature or scope of business of any Security Party or in its senior management, control or shareholding or in the structure thereof; or

(19)	any of the Transaction Documents is not registered by the relevant registering authority for any reason whatsoever; or

(20)	upon a valuation or revaluation by MDV upon the exercise by MDV of its rights under Section 11.07, MDV shall determine that the value of the existing security for the payment of the Secured Amounts shall be insufficient for MDVs purpose; or

(21)	the implementation of the Project is suspended and/or abandoned for any reasons whatsoever for more than sixty (60) days; or

(22)	the Customer shall breach any of the terms and/or obligations under any of the Project Documents; or

(23)	it becomes unlawful or impossible for MDV to comply with its obligations hereunder or continue to make available the Facility to the Customer or to maintain or fund the Facility for any reason whatsoever; or

(24)	any other event or series of events whether related or not (including, without limitation, any material adverse change in the business assets or financial condition of any Security Party or any Subsidiary (if any) of the Customer) has or have occurred which in the opinion of MDV (which opinion shall be final and binding upon the Customer) could or might affect or prejudice the ability or willingness of any Security Party to comply with all or any of its obligations under any of the Transaction Documents or if MDV shall consider that the Facility or any of its security or its security position to be in jeopardy; or

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(25)	MDV is required for any reason whatsoever under its financing agreement with the Government of Malaysia to require the Customer to cancel the Facility and/or to pay all monies due and payable under the Facility; or

(26)	it is discovered and/or revealed that the Customer and/or any of its directors, shareholders and/or employees, in procuring the grant of the Facility by MDV, had at any time paid and/or made and/or offered to pay and/or make any fees and/or other form of incentive/inducement, whether in cash or in kind, to any employee, director and/or shareholder of MDV and/or to any third party intermediaries; or

(27)	there is any lawsuit or investigation by the government agency, body or other regulatory authority, which is pending or to be instituted against the Customer and/or any Security Party;

(28)	any of the additional events or circumstances set out in Schedule 8 occurs or exists.

SECTION 14.02 REMEDIES OF MDV

(1)	Upon declaration by MDV of cancellation of the Facility and/or the moneys becoming payable pursuant to Section 14.01:-

(a)	no further disbursement shall be made hereunder;

(b)	the Secured Amounts shall become immediately due and shall be forthwith paid by the Customer; and

(c)	the Customer shall forthwith pay to MDV for the credit of a cash collateral account, a sum equal to MDV’s actual, future or contingent liabilities incurred in respect of unexpired Guarantee Facility.

(2)	At any time after the Secured Amount shall have become due and payable under Section 14.01, MDV may (but shall not be under any obligation whether at law or in equity so to do) without being required to give further notice to any Security Party:-

(a)	institute such proceedings and take such steps (including any proceedings for the realisation of its security under any of the Security Documents) as it may think fit to enforce payment of all the Secured Amount; and/or

(b)	sell any assets of the Customer held by MDV on deposit or otherwise, by public or private sale without any judicial proceedings whatsoever, and retain from the proceeds derived therefrom the total amount remaining unpaid and all costs, charges and expenses incidental to such sale.

(3)	Notwithstanding any provision herein to the contrary, it is hereby expressly agreed that upon the occurrence of an Event of Default, MDV shall thereafter have the right to exercise all or any of the remedies available to MDV whether by this Agreement or any of the other Transaction Documents or by statute or otherwise and shall be entitled to exercise such remedies in any order or concurrently.

SECTION 14.03 APPLICATION OF PROCEEDS

All moneys recovered or received by MDV from any proceedings instituted or steps taken under Section 14.02 shall be held by MDV to apply the same:-

Firstly,	in payment of all statutorily preferred debts and any other debts having priority to the indebtedness and liabilities of the Security Parties to MDV under the Transaction Documents.

Secondly,	in payment of or provision for all costs, charges, expenses and liabilities incurred by MDV in or about the realising of any security and the remuneration of any receiver and/or manager appointed and all moneys payable by the Security Parties to MDV by way of indemnity or compensation under the Transaction Documents.

Thirdly,	in or towards payment to MDV of all profit, costs, commission, fees and other charges owing to MDV under or arising from or in connection with the Facility and the Transaction Documents.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

Fourthly,	in or towards payment of the Asset Sale Price and other moneys owing to MDV under or arising from or in connection with the Facility and the Transaction Documents.

Fifthly.	in payment to the credit of a cash collateral account to be opened by MDV, a sum equal to the aggregate of the outstanding actual and contingent liabilities of MDV under or in connection with the Guarantee Facility issued by MDV (both for principal and profit fee/ commission); and which said sum standing to the credit of the collateral account shall be held by MDV and applied to meet all further payments as and when required to be made by MDV under such unexpired Guarantee Facility and the balance thereof after all such payments have been made under the Guarantee Facility, shall be paid to the Customer.

Sixthly.	in payment of the surplus (if any) to the Customer and/or any other person or persons entitled thereto after the payment in full of all liabilities of the Customer under this Agreement and the Transaction Documents be paid to or to the order of the Customer or such other person for the time being entitled thereto provided always that MDV shall be entitled at its absolute discretion to amend the order of payment as MDV deems fit.

PROVIDED ALWAYS THAT notwithstanding any other provision in this Agreement to the contrary, if MDV shall be of the opinion that the moneys recovered or received by MDV from any proceedings instituted or steps taken under Section 14.02 may prove deficient, payments may be made to MDV on account of principal and any moneys (whether principal, profit or otherwise) received by MDV may be applied or appropriated by MDV in such manner and for such purpose as MDV may deem fit but such alteration in the order of payment shall not prejudice the right of MDV to receive the full amount to which it would have been entitled if the primary order of payment had been observed or any lesser amount which the sum ultimately realised from the security may be sufficient to pay.

SECTION 14.04 DEFICIENCY IN PROCEEDS OF SALE

If the amount realised by MDV pursuant to this Agreement and the Transaction Documents after deducting any payment from the amount so realised of all fees dues costs rates taxes and other outgoings arising out of or occasioned by such realisation is less than the amount due to MDV, the Customer shall pay to MDV on demand the difference between the amount due and the amount so realised and until payment will also pay to MDV the cost to MDV (as determined by MDV which determination shall, save for any manifest error be conclusive and binding on the Customer) including but not limited to such cost payable to MDV on account of or in respect of any funds obtained or deposits from third parties in order to maintain or carry the amount of such difference and calculated up to the date of payment thereof as well as before or after judgment.

SECTION 14.05 CONCURRENT PROCEEDINGS

Notwithstanding any provision hereof, it is hereby expressly agreed that upon default or breach by the Customer of any term, covenant stipulation and/or undertaking herein provided under this Agreement and any Transaction Documents and on the part of the Customer to be observed and performed, MDV shall thereafter have the right to exercise all or any remedies available whether by the Transaction Documents or by statute or otherwise and shall be entitled to exercise such remedies concurrently to recover all monies due and owing to MDV PROVIDED THAT nothing herein contained shall be construed as imposing any obligation (whether at law or in equity) upon MDV to exhaust its remedy under the Transaction Documents before commencing any separate action or before enforcing any other remedies and exercising any other rights which MDV may have against the Customer or any other Security Party simultaneously or consecutively in any order as MDV deems fit with or without having exhausted its right or to realise any security granted under the Transaction Documents from time to time.

ARTICLE 15

EXPRESS CONDITIONS

SECTION 15.01 GENERAL INDEMNITY

As a separate and independent obligation, the Customer shall fully indemnify MDV from and against any expense, loss, damage or liability (as to the amount of which the certificate of MDV shall, in the absence of manifest error, be conclusive) which MDV may incur as a consequence of:-

(1)	the occurrence of any Event of Default;

(2)	any prepayment under this Agreement;

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(3)	the issuance or execution of the Guarantee Facility (or any of them) or any payment made or to be made under, in connection with or otherwise arising out of the Guarantee Facility;

(4)	any default by the Customer in the due and punctual payment of any sum payable by it under or otherwise in connection with this Agreement.

Without prejudice to its generality, the foregoing indemnity shall extend to any profit, fees or other sums whatsoever paid or payable on account of any fund sourced in order to carry any unpaid amount and to any loss (including loss of profit), broken funding costs, premium, penalty or expense which may be incurred in liquidating or employing deposits from third parties acquired to make, maintain of fund the Facility (or any part of it) or any other amount due or to become due under this Agreement.

SECTION 15.02 INDEMNITY IN RESPECT OF THE GUARANTEE FACILITY

Without prejudice to the generality of the provisions of Section 15.01 hereof, the Customer hereby covenants and undertakes to pay to MDV by way of indemnity at any time and from time to time immediately upon demand by MDV all moneys and liabilities whatsoever which may from time to time be claimed or demanded from MDV or which MDV may pay or become liable to pay or sustain, incur or suffer under or by reason of or in connection with the Guarantee Facility issued by MDV. The Customer shall forthwith upon receipt of a notice in writing from MDV, pay to MDV the amount stipulated in the notice by MDV as the sum payable by the Customer pursuant to the indemnity contained in this Section 15.02, notwithstanding that at the time of the notice being given MDV is not liable under or required by law to make any payment under or in connection with the Guarantee Facility (or any of them) and notwithstanding any other fact or circumstances which may constitute a defence or discharge to MDV in respect of any claim or demand made against MDV under or in connection with the Guarantee Facility.

SECTION 15.03 NO DISCHARGE

The Customer shall not be discharged, nor shall its liability under this Agreement be affected, by the following:-

(1)	any time, indulgence, waiver or consent at any time given to the Security Party or any other person;

(2)	any amendment to any provisions of any of the Transaction Documents or any other security or other indemnity or guarantee;

(3)	the making or absence of any demand on any Security Party or any other person for payment;

(4)	the enforcement or absence of enforcement of any of the Transaction Documents or any other security or their indemnity or guarantee;

(5)	the release of any such other security, indemnity or guarantee;

(6)	the winding-up or insolvency of any Security Party; or

(7)	the illegality, invalidity or unenforceability of or any defect in the other provisions of any of the Transaction Documents.

ARTICLE 16

MISCELLANEOUS

SECTION 16.01 WAIVERS

Time shall be of the essence of this Agreement but no failure to exercise and no delay in exercising on the part of MDV of any right. remedy, power or privilege under any of the Transaction Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right power or privilege.

SECTION 16.02 EXPENDITURE INCURRED BY MDV FOR AND ON BEHALF OF THE CUSTOMER

All moneys expended by MDV hereunder from time to time for and on behalf of the Customer and for its account together with profit thereon as provided for in Article 8 from the date of such payments shall be recoverable by MDV from the Customer and shall be paid on demand and until such moneys and profit thereon shall have been paid in full the amount outstanding shall form part of the amount secured hereunder.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

SECTION 16.03 COSTS

The Customer shall and hereby undertakes to pay and bear from time to time all whatsoever fees, costs, charges, expenses and taxes in any way connected with or arising out of the Transaction Documents including but not limited to all fees, costs, charges, expenses and taxes (including but not limited to MDV’s solicitors’ costs on a full indemnity basis) incurred by MDV in the negotiation, preparation, execution, completion, stamping, registration and/or perfection and/or discharge and/or release of any of the Transaction Documents and/or in the collection of any moneys due or becoming due under the Transaction Documents and/or in enforcing and/or preserving any of the security and/or any of the rights under the Transaction Documents irrespective of whether or not the Facility are utilised, suspended or cancelled. Without prejudice to the generality of the foregoing:-

(1)	the Customer hereby acknowledges that it is aware that additional ad valorem stamp duty may be payable upon any change in the form, nature, manner, terms and/or conditions of the Facility and/or in, by and/or under which the Facility are made available and/or upon any reutilisation or the further availability of the principal amount of the Facility and in the event that such additional ad valorem stamp duty is payable or is discovered to be payable, the Customer shall pay and bear such additional ad valorem stamp duty and all penalties for the late payment of such additional ad valorem stamp duty (if any) and shall fully indemnify MDV from and against all such additional ad valorem stamp duty and penalties; and

(2)	if the Facility or the Secured Amount shall be required to be recovered through any process of law or if the Secured Amount shall be placed in the hands of solicitors for collection, the Customer shall pay (in addition to the moneys then due and payable under the Facility and the Transaction Documents) MDV’s solicitors’ fees (on a full indemnity basis) and any other fees, costs, charges, expenses and taxes incurred in respect of such collection.

All moneys whatsoever agreed to be paid by the Customer under any of the prov1s1ons of the Transaction Documents which is not paid may be paid by MDV without any obligation so to do upon the Customer’s failure to do so and may be debited into the Customer’s account with MDV and all such fees, costs, charges, expenses and taxes referred to in any of the provisions of the Transaction Documents or otherwise howsoever and all or any other moneys paid or expended by MDV under or pursuant to the provisions of any of the Transaction Documents express or implied shall be payable by the Customer to MDV on demand from time to time and until such payment is effected, shall form part of the monies secured under the Transaction Documents.

SECTION 16.04 EVIDENCE OF INDEBTEDNESS

In any proceedings relating to any of the Transaction Documents a statement as to any amount due to MDV under any of the Transaction Documents which is certified as being correct by an officer of MDV, shall in the absence of manifest error or unless otherwise provided in any of the Transaction Documents, be prima facie evidence that such amount is in fact due and payable.

SECTION 16.05 APPLICATION OF PAYMENT

(1)	All moneys received from or on account of any Security Party or from any other person or from the realisation of the Security Documents or any security or otherwise for the purpose of being applied in the reduction of the account of the Customer or of the Secured Amount shall be treated for all purposes as payments in gross and not as appropriated or attributable to any specific part or item of the Secured Amount even if appropriated thereto by MDV. All securities now or at any time hereafter held by MDV shall be treated as securities for the said general balance. Any Security Party or any person claiming under any Security Party shall have no claim to such securities or to any part thereof or any interest therein unless and until MDV has received the full amount owing to MDV by the Security Parties.

(2)	MDV may apply any such moneys in satisfaction in whole or in part of any specific part or item of the Secured Amount and in addition and not in derogation of the foregoing, any such moneys may be applied or appropriated by MDV in such manner and for such purpose as MDV may deem fit.

(3)	Nothing in any of the Transaction Documents shall:-

(a)	be taken as negativing any right of set off, combination of accounts, lien or other right to which MDV may at any time be entitled (whether by operation of law, contract or otherwise) against any Security Party; or

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(b)	obligate MDV to apply any set-off against amounts due under any of the Transaction Documents in preference to applying such set-off against amounts due to MDV in respect of any other transaction.

SECTION 16.06 RIGHT OF SET-OFF

MDV may at any time without notice and irrespective of whether or not an Event of Default has occurred or in making demand and notwithstanding any settlement of account or other matter whatsoever immediately combine or consolidate all or any of the then existing accounts of the Customer of whatsoever nature including accounts in the name of MDV or of the Customer jointly with others (whether current deposit or of any other nature whatsoever whether subject to notice or not and whether in Ringgit Malaysia or in any other currency) wheresoever situate and set-off or transfer any sum standing to the credit of any one or more such accounts in or towards the satisfaction of any moneys obligations and liabilities of the Customer of whatsoever nature to MDV whether such liabilities be present future actual contingent primary collateral several or joint. If any of the liabilities of the Customer is contingent MDV shall be entitled to set-off and transfer any sum standing to the credit of any account of the Customer towards satisfaction of the Customer’s contingent liabilities and in the event that the Customer actual liabilities in respect of such contingent liabilities shall subsequently be less than the amount set-off by MDV, MDV shall refund such surplus amount to the Customer. Where such combination set-off or transfer requires the conversion of one currency into another such conversion shall be calculated at the then prevailing spot rate of exchange of MDV (as conclusively determined by MDV) for purchasing the currency for which the Customer is liable with the existing currency so converted.

SECTION 16.07 SUSPENSE ACCOUNT

Any money received under the Transaction Documents may be placed and kept to the credit of a non-interest bearing suspense account for so long as MDV may think fit without any obligation in the meantime to apply the same or any part thereof in or towards discharge of any money or liabilities due or incurred by the Customer to it. Notwithstanding any such payment, in the event of any proceedings in or analogous to liquidation, composition, judicial management or arrangement (voluntary or otherwise), MDV may prove for and agree to accept any dividend or composition in respect of the whole or any part of such money and liabilities in the same manner as if the security under the Transaction Documents had not been created and no money or dividends so received by MDV shall be treated as received in respect of the Transaction Documents but the full amount secured thereby shall be payable by the Customer until MDV shall have received from all sources one hundred sen in the Ringgit Malaysia on the ultimate balance outstanding against the Customer. After MDV has received such ultimate balance in full claim on the part of the Customer to any excess or any securities remaining with MDV shall be a matter of adjustment between MDV and the Customer and/or any other person laying claim thereto.

SECTION 16.08 CONSOLIDATION

(1)	Any provisions of the laws of Malaysia restricting the right of consolidation shall not apply to this Agreement and the other Transaction Documents. In addition to and without prejudice to any other right of consolidation, it is hereby declared that the security provided pursuant to the Transaction Documents shall not be redeemed or released or discharged save and except on payment of not only all moneys secured hereby but also moneys whatsoever and howsoever owing or payable or due from the Security Parties to MDV under any other account, whether as Customer, guarantor, lessee, pledgor, charger or otherwise with MDV, and moneys secured by any other Security Interest whatsoever created by the Security Parties or any person through whom the Security Parties claim which is at the date hereof or at any time hereafter assigned, charged, mortgaged to or vested in MDV over any property or other assets other than the security provided pursuant to the Transaction Documents.

(2)	Without prejudice to any other remedy which MDV may have, MDV may at any time and without notice to the Customer combine or consolidate all or any of the accounts of the Customer with any liabilities of the Customer under any other agreement or contract with MDV, and set-off or transfer any sum or sums outstanding to the credit of any one or more of such accounts, agreements or contracts or from any other assets of the Customer or securities held by MDV in or towards satisfaction of any of the liabilities of the Customer with MDV.

(3)	It is hereby expressly agreed that the Transaction Documents shall not be discharged unless in addition to making payment in full of all moneys secured by the Transaction Documents, the Security Parties also make payment in full of all moneys consolidated with the moneys secured by this Agreement in the manner referred to in this Section.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

SECTION 16.09 DISCLOSURE

MDV may from time to time (and is hereby authorised by the Customer to) disclose (whether in writing or otherwise) information on or concerning the Customer, the Project, the Facility, the Transaction Documents, the state of the Customer’s accounts with and liabilities to MDV and any other matters affecting or which may be affected by the foregoing matters in such manner and to such extent as it may from time to time consider necessary:-

(1)	for or in connection with the realisation, enforcement, protection or preservation of any rights, powers, remedies or security created under the Security Documents or any of them and/or the recovery of the Secured Amounts or any part thereof;

(2)	to the Government of Malaysia and such other authority or agency having jurisdiction over MDV;

(3)	to MDV’s related and associate companies;

(4)	to the Central Credit Bureau established by Bank Negara Malaysia;

(5)	to any assignee or potential assignee of MDV in respect of the assignment or proposed assignment by MDV of any of its rights, interests or benefits under or in connection with the Transaction Documents (or any of them) or the Facility (or any of them) and to any transferee or potential transferee of MDV in respect of the transfer or proposed transfer by MDV of any of its obligations under or in connection with the Transaction Documents (or any of them) or the Facility (or any of them);

and MDV shall have no liability for furnishing such information, whether before or after the date of this Agreement. In amplification of the above, the Customer hereby expressly and irrevocably gives consent to MDV disclosing all or any part of such information to the Central Credit Bureau and acknowledges and agrees that such information on the Customer may be assessed by other banks or financial institutions having access to the Central Credit Reference Information System (“CCRIS”) maintained by Bank Negara Malaysia.

SECTION 16.10 INDEPENDENT PAYMENT OBLIGATIONS

It is hereby expressly agreed and declared by the Customer that each of the obligations of the Customer to pay under any of the provisions of the Transaction Documents constitutes a separate and independent obligation, shall give rise to separate and independent causes of action, shall apply irrespective of any waiver or indulgence granted by MDV in respect of any other obligation, shall remain in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of some other obligation and may be relied upon and enforced by MDV independently of or simultaneously with or without having to commence any other action under such obligations or under any of the Transaction Documents or having first exhausted any remedy or having first sold or disposed of any assets which may be provided as security to MDV from time to time.

SECTION 16.11 CURRENCY INDEMNITY

(1)	Ringgit Malaysia is the sole currency of the account and for payment of all sums payable by the Customer under or in connection with this Agreement and/or the Transaction Documents, including damages.

(2)	Any amount received or recovered in a currency other than Ringgit Malaysia (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the dissolution of the Customer or otherwise) by MDV in respect of any sum expressed to be due to it from the Customer under the Transaction Documents shall only constitute a discharge to the Customer to the extent of the Ringgit Malaysia amount which MDV is able, in accordance with its usual practice, to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date which it is practicable to do so).

(3)	If that Ringgit Malaysia amount is less than the Ringgit Malaysia amount expressed to be due to MDV under the Transaction Documents, the Customer shall indemnify MDV against any toss sustained by it as a result thereof or arising therefrom or in connection therewith. In any event, the Customer shall indemnify MDV against the cost of making any such purchase.

(4)	These indemnities constitute a separate and independent obligation from the other obligations in the Transaction Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by MDV and shall remain in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under the Transaction Documents or any judgment or order. No proof or evidence of any actual loss may be required.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

SECTION 16.12 CHANGE IN CONSTITUTION

(1)	This Agreement shall remain in full force and effect notwithstanding any change by dissolution, winding-up, death, insanity, incapacity, bankruptcy, insolvency or otherwise howsoever in the Customer and no change of any sort whatsoever in relation to or affecting the Customer shall in any way affect the security, liabilities and/or obligations created hereunder in relation to any transaction whether past present or future.

(2)	This Agreement shall continue to bind the Customer notwithstanding any change by dissolution, winding-up or otherwise howsoever in MDV including but not limited to any reconstruction by MDV involving the formation of and transfer of the whole or any part of its assets to another company, whether or not such company shall or shall not differ from MDV in its objects, character or constitution.

SECTION 16.13 ASSIGNMENT

This Agreement shall be binding upon, and inure to the benefit of the Customer and MDV and their respective successors and assigns except that the Customer may not assign its rights or obligations hereunder. MDV shall be entitled, at the cost and expense of the Customer, to assign the whole or any part of its rights or obligations under any of the Transaction Documents at any time as MDV deems fit at MDV’s absolute discretion.

SECTION 16.14 NOTICES

(1)	Every notice, demand or certificate under this Agreement shall be in writing.

(2)	Subject as aforesaid any notice or certificate required to be given by the Customer to MDV hereunder shall be given by letter addressed to MDV at the address stated herein or at such other address as may be from time to time be notified by MDV to the Customer for all purpose. Any notice, demand or certificate required to be given to the Customer hereunder may be given or made by letter, facsimile transmission or telex (where possible), telegram or cable and such facsimile or telex number as may from time be notified by the Customer to MDV for that purpose and if given by telegram, cable or letter, be addressed to the Customer at the address stated in Section 2 of Schedule 1 or at such other address as may from time to time be notified by the Customer for that purpose.

(3)	Any communication from the Customer to MDV shall be irrevocable, and shall not be effective until received by MDV. Any communication from MDV to the Customer shall be deemed to be received by the Customer (a) if sent by facsimile, on the day of despatch if such day of despatch is a Business Day or if such day is not a Business Day, on the Business Day immediately following such day of despatch, (b) if sent by personal delivery, when left at the address specified above and (c) if sent by post, on the second (2nd) Business Day following the day the letter containing such communication was put in the post, postage prepaid and addressed to the Customer at the address specified above, notwithstanding that the letter containing such communication may be returned as unclaimed or undelivered.

SECTION 16.15 SERVICE OF LEGAL PROCESS

(1)	The service of any Legal Process may be given by prepaid registered or ordinary post sent to the respective address for service of the parties hereto and such Legal Process shall be deemed to have been duly served after the expiration of forty eight (48) hours after posting with postage prepaid, notwithstanding that the Legal Process is returned undelivered for any reason whatsoever.

(2)	No change in the address of service howsoever brought about shall be effective or binding on either party unless that party has given to the other actual notice of the change of address for service and nothing done in reliance on Section 16.15(1) shall be affected or prejudiced by any subsequent change in the address of service over which the other party has no actual knowledge of at the time the act or thing was done or carried out.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

SECTION 16.16 CONDITIONS OF DISCHARGE OR RELEASE OF THE CUSTOMER

Any settlement or discharge between MDV and the Customer shall be conditional upon no security or payment to MDV by the Customer or any other Security Party or any other person being invalidated for any reason whatsoever or being avoided or refused or set aside by virtue of any provision or enactment or laws relating to bankruptcy insolvency or liquidation for the time being or from time to time in force or by virtue of any obligation to give effect to any preference or priority and MDV shall be entitled to recover the value or amount of any such security or payment from the Customer subsequently as if such settlement or discharge had not occurred.

SECTION 16.17 LAW APPLICABLE

(1)	Choice of Law

This Agreement shall be governed by and construed in accordance with the laws of Malaysia.

(2)	Submission to Jurisdiction

For the benefit of MDV:-

(a)	both parties to this Agreement agree that the courts of Malaysia are to have jurisdiction to settle any disputes which may arise in connection with the legal relationships established by this Agreement (including without limitation claims for set off or counterclaim) or otherwise arising in connection with this Agreement;

(b)	the Customer irrevocably submits to the non-exclusive jurisdiction of the courts of Malaysia;

(c)	the Customer irrevocably waives any objections on the ground of venue or forum non convenes or any other grounds; and

(d)	the Customer irrevocably consents to the service of process by mail or in any other manner permitted by the relevant applicable law;

PROVIDED THAT the submission to the jurisdiction of the courts referred to above shall not (and shall not be construed so as to) limit the rights of MDV to take proceedings against the Customer in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

SECTION 16.18 SEVERABILITY

Any term, condition, stipulation, provision, covenant or undertaking of this Agreement which is illegal, void, prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions hereof and any such illegality, voidness, prohibition or unenforceability in any jurisdiction shall not invalidate or render illegal, void or unenforceable any such term condition stipulation provision covenant or undertaking in any other jurisdiction.

SECTION 16.19 MORATORIUM LEGISLATION

To the fullest extent permitted by law, the provisions of all laws whether existing now or in future, operating directly or indirectly to lessen or otherwise modify or vary in favour of the Customer the obligation of the Customer under or in relation to the Facility or this Agreement; or to delay, postpone or otherwise prevent, impair or prejudicially affect the exercise by MDV of all or any of its rights, powers and remedies under the Transaction Documents shall be and are hereby expressly negatived and excluded.

SECTION 16.20 PARTIAL INVALIDITY

The illegality, invalidity or unenforceability of:-

(1)	this Agreement and/or the letter(s) of Offer (or any of them) and/or the Transaction Documents (or any of them), or any provision of this Agreement and/or the Letter(s) of Offer (or any of them) and/or of the Transaction Documents (or any of them), under the laws of any other jurisdiction shall not affect the legality, validity or enforceability of this Agreement, the Letter(s) of Offer and the Transaction Documents under the laws of Malaysia;

(2)	this Agreement shall not affect the legality, validity or enforceability of the Letter(s) of Offer or the Transaction Documents nor will the illegality, invalidity or unenforceability of any provision of this Agreement affect the other provisions of this Agreement, the Letter(s) of Offer or the Transaction Documents; and

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(3)	any Transaction Documents (or any provision thereof) or the Letter(s) of Offer (or any of them or any provision thereof) shall not affect the legality, validity or enforceability of this Agreement or the other Transaction Documents.

SECTION 16.21 VARIATION OF TERMS BY MUTUAL AGREEMENT

Subject to the Shariah principles and without prejudice to MDV’s rights under Article 4, the terms and conditions of this Agreement may at any time and from time to time be varied by the mutual consent of the Parties hereto by means of a mutual exchange of letters or such other means as the Parties may agree upon from time to time and thereupon such variations shall be deemed to become effective and the relevant provisions of this Agreement shall be deemed to have been varied accordingly and shall be read and construed as if such variations had been incorporated in and had formed part of this Agreement at the time of execution hereof. Nothing herein contained shall be construed to mean that any variation to this Agreement can only be effected by mutual consent and for purposes of clarification it is hereby expressly declared that where any of the terms or conditions of this Agreement or the law permit unilateral variation by MDV, such variation may be effected unilaterally by MDV and for the avoidance of doubt, the Customer is not entitled to unilaterally vary any of the terms or conditions of this Agreement.

SECTION 16.22 MODIFICATION AND INDULGENCE

MDV may at any time and without in any way affecting the rights and remedies of MDV herein contained or the validity of the security, liabilities and obligations herein created:-

(1)	vary or amend the terms of any of the Transaction Documents;

(2)	grant to any Security Party or any other person any time or indulgence or waiver or consent;

(3)	renew any bills notes or other negotiable securities;

(4)	deal with, exchange, release or modify or abstain from perfecting or enforcing any securities, guarantees, indemnities or rights it may now or at any time hereafter or from time to time have from or against any Security Party or any other person;

(5)	compound with any Security Party or any other person;

(6)	have recourse to all or any remedies or means for recovering the Secured Amounts which may be available for such purposes at such time and in such order and manner as MDV may think fit;

(7)	enforce or fail to or refuse to or omit to or neglect to enforce any of the Transaction Documents or any of the terms thereof or any of MDVs rights or remedies thereunder;

(8)	make or continue to make available to the Customer the Facility or permit any utilisation thereof by the Customer or continue and/or open and operate any account with any Security Party;

(9)	grant or continue to grant or renew any facility or other credit facility to any Security Party and/or vary any existing facilities granted to any Security Party by way of (but not limited to) substitution, addition, increase or reduction whatsoever or otherwise.

SECTION 16.23 DEFECTS AND IRREGULARITIES

Where any moneys are owing and secured by the Transaction Documents, they shall be deemed to be so owing and so secured notwithstanding any defect, informality, irregularity or insufficiency in making available of the Facility or other powers of the Customer or any other Security Party or any director, attorney, agent or other person purporting to ad on behalf of the Customer or the Security Party or in the exercise thereof or any irregularity in making available of the Facility or in the incurring of liabilities under the Transaction Documents which might have been a defence as between the Customer or such other Security Party and MDV.

SECTION 16.24 RIGHTS CUMULATIVE

The rights, remedies, powers and privileges provided in the Transaction Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

SECTION 16.25 INCONSISTENCIES

(1)	In the event of any conflict or discrepancy between the provisions in the Sections and the Schedules then unless otherwise expressly provided in writing the provisions of the Schedules shall prevail.

(2)	In the event of any conflict or discrepancy between the provisions of this Agreement and the Letter(s) of Offer then unless otherwise expressly provided in writing the provisions of the Letter(s) of Offer shall prevail.

(3)	In the event of any conflict or discrepancy between the provisions of this Agreement and any of the other Transaction Documents then unless otherwise expressly provided in writing, the provisions of this Agreement shall prevail.

SECTION 16.26 COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together and when delivered to MDV shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

SECTION 16.27 ADDITIONAL TERMS AND CONDITIONS AND/OR CONDITIONS SUBSEQUENT

In addition to the terms and conditions herein, the Facility shall also be subject to the additional terms and conditions and/or the conditions subsequent (if any) set out in Schedule 9 hereto.

SECTION 16.28 INDEPENDENT LEGAL ADVICE

The Customer hereby confirms, represents and warrants to MDV that in the execution and delivery of this Agreement, the Customer has sought, obtained and relied upon its own independent legal advice and has not relied upon any representation, statement or advice from the solicitors or agents or officers of MDV and the Customer hereby acknowledges that MDV has accepted and entered into this Agreement on the basis of and in full reliance upon the aforesaid confirmation, representation and warranty and the Customer hereby further agrees, covenants and confirms that the aforesaid confirmation, representation and warranty herein shall survive and continue to have full force and effect after the execution and delivery of this Agreement and notwithstanding any investigation by or on behalf of MDV.

SECTION 16.29 EFFECTIVE DATE

This Agreement shall come into force on the day and year stated in Section 1 of Schedule 1 irrespective of the different dates upon which the parties may each have executed this Agreement.

SECTION 16.30 ANTI-MONEY LAUNDERING AND ANTI-TERRORISM FINANCING AND PROCEEDS OF UNLAWFUL ACTIVITIES ACT 2001

The Customer hereby agrees, covenants and undertakes that the Customer has never and would not

(1)	engage, directly or indirectly, in a transaction that involves proceeds of any unlawful activity;

(2)	acquire, receive, possess, disguise, transfer, convert, exchange, carry, dispose, use, remove from or brings into Malaysia proceeds of any unlawful activity; or

(3)	conceal, disguise or impede the establishment of the true nature, origin, location, movement, disposition, title of, rights with respect to, or ownership of, proceeds of any unlawful activity; and

the Customer confirms to MDV that it is not involved in any money laundering activity within the meaning of Section 3 of the Anti-Money Laundering and Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001.

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

SECTION 16.31 STRATEGIC TRADE ACT 2010

The Customer hereby agrees, covenants and undertakes that the Facility herein shall not be utilised for transaction involving goods, items and services identified and/or classified as strategic items for the purposes of the Strategic Trade Act 2010 including the importation, exportation, transhipment, brokering, marketing, distribution or all other transactions not specifically stated herein involving such strategic items and/or in any way act in contravention of the Strategic Trade Act 2010 and the Customer further agrees and covenants that MDV may at its absolute discretion decline to disburse the Facility, allow further utilisation, make payments or process the payment of the Facility herein or accept and negotiate any trade facilities granted to the Customer or requested to be negotiated by the Customer if such transaction relate to the said strategic items and MDV further reserves its absolute right to declare an Event of Default and terminate or cancel the Facility granted herein as a result of such transactions. The Customer shall absolve MDV from any liability arising from such transactions and shall further indemnify and keep MDV indemnified on a full indemnity basis against any fines and/or penalties imposed on MDV and against any penal sanctions imposed on MDV or of MDV as a result of any act or conduct or contravention by the Customer of the Strategic Trade Act 2010 and tor causing MDV to in any way contravene the Strategic Trade Act 2010.

SECTION 16.32 PERSONAL DATA PROTECTION ACT 2010 (“PDPA”)

(1)	MDV may request the Customer from time to time to provide the personal data and information of the Customer, the Security Parties and/or any third party security providers (including but not limited to) directors, shareholders, employees, representatives and/or any other individual (“the Individual”) in the course of the Customer’s contract and/or transactions with MDV (“Personal Data”).

(2)	The Customer hereby warrants that it has complied with the POPA and has obtained the relevant consents from the Individual in relation to the processing and disclosure of their Personal Data.

SECTION 16.33 CONNECTED PARTIES

The Customer further covenants that none of the directors, managers, guarantors, agents or shareholders or employees of the Customer or the spouses, parents, children of such directors, guarantors, managers, agents, shareholders or employees are directors, officers or in any way otherwise connected with MDV.

SECTION 16.34 DISCRETIONARY RIGHTS

Notwithstanding to the provision of all laws to the contrary, the Facility is subject always to MDV’s absolute discretion to revoke, withdraw or suspend the Facility prior to or after acceptance of the Letter(s) of Offer as and whenever MDV deems fit to do so to safeguard its interest in view of any circumstances, financial or otherwise relating to the Customer, that has come to MDV’s knowledge without providing any reason whatsoever. Pursuant thereto, MDV shall not in any way be liable for any damages or loss howsoever suffered by the Customer or any other person(s) as a result of MDV revokin9’ withdrawing the Facility.

MDV reserves the right to vary the terms subject to Shariah principles and conditions offered herein and should this occur the Customer shall be notified accordingly.

SECTION 16.35 STAMPING AND UPSTAMP1NG

(1)	IT IS HEREBY AGREED AND DECLARED that this Agreement and the other Transaction Documents are instruments employed in one transaction, namely to secure the such principal sum as provided under the Letter(s) of Offer from time to time and for the time being, owing or payable by the Customer to MDV thereunder or pursuant thereto, together with profit, fees. commission and other charges, costs, expenses and all other sums of any kind or nature whatsoever payable by the Customer under or in relation to the Facility and the Transaction Documents, and for the purpose only of the Stamp Act, 1949, this Agreement and the other Transaction Document(s) (if any) on which any ad valorem stamp duty shall have been paid and endorsed shall be deemed to be the principal instrument(s).

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

(2)	If from time to time or at any time:-

(a)	the maximum aggregate principal amount of the Facility is or shall be increased above the maximum aggregate principal amount for which this Agreement (and/or as the case may be, any other Transaction Document(s)) is / are or shall have been duly stamped (on an ad valorem basis) at that time or for the time being; or

(b)	the total of the principal sums of moneys which are or may be or become outstanding or due from or owing or payable by the Customer to MDV under or in connection with the Facility and/or the Transaction Documents from time to time or at any time exceeds the maximum aggregate principal amount for which this Agreement (and/or as the case may be, any other Transaction Document(s)) is/ are or shall have been duly stamped (on an ad valorem basis) at that time or for the time being,

MDV shall be entitled Immediately or at any time thereafter, without prior notice or reference to consent from the Customer, to upstamp this Agreement and/or any other Transaction Documents, whereupon the principal amount in respect of which additional stamp duty on an ad valorem basis is or shall be paid and endorsed on this Agreement and/or any other Security Document(s) as aforesaid (together with profit, fees, commission and other charges, costs, expenses and all other sums of any kind or nature whatsoever payable by the Customer in respect thereof) shall henceforth form part of the Secured Amounts and be secured by this Agreement and the other Transaction Documents. Additional stamp duty as aforesaid shall be paid or reimbursed (as the case may be) by the Customer to MDV on demand, and until such payment or reimbursement shall also form part of the Secured Amounts and secured by this Agreement and the other Transaction Documents.

[The remaining space of this page has been left blank intentionally]

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

EXECUTION PAGE

IN WITNESS WHEREOF the Customer and MDV have hereunto set their hands/seal.

The Customer
The Common Seal of	)
)
DNF GROUP SDN. BHD.	)
)
(Registration No. 200801028476 (829803-X)))
)
was hereunto affixed in the presence of:-)

Director	/s/ MIZAL BIN ZAINI	Director	/s/ EMELIA ROSNAIDA BINTI ABD HAMID
Name :	MIZAL BIN ZAINI	Name :	EMELIA ROSNAIDA BINTI ABD HAMID
NRIC No. :	***	NRIC No. :	***

MDV

Signed by its Attorney for and on behalf of
MALAYSIA DEBT VENTURES BERHAD	)
)
(Registration No. 200201010450 (578113-A)))
in the presence of·-

NIZAM BIN MOHAMED NADZRI
NRIC No.: ***
P.A. No.: ***
Designation: Chief Executive Officer

/s/ JASMINE LO SHYEN PEY
ADVOCATE & SOLICITOR
KUALA LUMPUR
BC/J/794
Signature of Witness	AHMAD TAUFIK BIN OTHMAN
NRIC No.: ***
P.A. No: ***
Designation: Senior Legal Executive Legal & Secretarial Division

MALAYSIA DEBT VENTURES BERHAD

Master Facility Agreement

Schedules